T:\CLG\AWW\PEIAPA.EXE
                                                   EXECUTION COPY





                    ASSET PURCHASE AGREEMENT

                             among

                PENNSYLVANIA ENTERPRISES, INC.,

              PENNSYLVANIA GAS AND WATER COMPANY,

              AMERICAN WATER WORKS COMPANY, INC.,

                              AND

              PENNSYLVANIA-AMERICAN WATER COMPANY

                          Dated as of

                         April 26, 1995


                       TABLE OF CONTENTS

                                                             PAGE

ARTICLE 1  DEFINITIONS                                          1
           1.1   Certain Definitions                            1

ARTICLE 2  THE TRANSACTION                                     11
     2.1   Sale and Purchase of Assets                         11
     2.2   Excluded Assets                                     12
     2.3   Assumption of Certain Liabilities                   13
     2.4   Consent of Third Parties                            16
     2.5   Closing                                             16
     2.6   Purchase Price                                      17
     2.7   Deliveries and Proceedings at Closing               19
     2.8   Allocation of Consideration                         21
     2.9   Prorations                                          21

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF SELLER            22
     3.1   Qualification; No Interest in Other Entities        22
     3.2   Authorization and Enforceability                    23
     3.3   No Violation of Laws or Agreements                  23
     3.4   Financial Statements                                24
     3.5   No Changes                                          24
     3.6   Contracts                                           25
     3.7   Permits and Compliance With Laws Generally          26
     3.8   Environmental Matters                               26
     3.9   Consents                                            29
     3.10  Title                                               29
     3.11  Real Estate                                         29
     3.12  Taxes                                               30
     3.13  Patents and Intellectual Property Rights            30
     3.14  Accounts Receivable                                 30
     3.15  Labor Relations                                     30
     3.16  Employee Benefit Plans                              31
     3.17  Absence of Undisclosed Liabilities                  33
     3.18  No Pending Litigation or Proceedings                33
     3.19  Supply of Utilities                                 33
     3.20  Insurance                                           33
     3.21  Relationship with Customers                         34
     3.22  WARN Act                                            34
     3.23  Condition of Assets.                                34
     3.24  Brokerage                                           34
     3.25  All Assets                                          34

ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF BUYER             35
     4.1   Organization and Good Standing                      35
     4.2   Authorization and Enforceability                    35
     4.3   No Violation of Laws or Agreements                  36
     4.4   Consents                                            36
     4.5   Financing                                           36
     4.6   Brokerage                                           36

ARTICLE 5  ADDITIONAL COVENANTS                                37
     5.1   Conduct of Business                                 37
     5.2   Negotiations                                        38
     5.3   Disclosure Schedules                                39
     5.4   Mutual Covenants                                    39
     5.5   Filings and Authorizations                          40
     5.6   Public Announcement                                 40
     5.7   Further Assurances                                  41
     5.8   Cooperation                                         41
     5.9   Employees; Employee Benefits                        43
     5.10  Employee Pension Plan                               46
     5.11  Employee Savings Plan                               47
     5.12  Post-Retirement Health Care and Life Insurance      48
     5.13  Taxes                                               48
     5.14  Survey                                              49
     5.15  PEI Guarantees                                      49
     5.16  Assumption of Seller Debt                           50
     5.17  Schedule of Permits                                 50
     5.18  Title Information                                   50
     5.19  Transaction with Related Parties                    50
     5.20  Approval by PEI                                     51
     5.21  Supplemental Information                            51
     5.22  Non-Competition                                     51
     5.23  Insurance                                           51

ARTICLE 6  CONDITIONS PRECEDENT; TERMINATION                   52
     6.1   Conditions Precedent to Obligations of Buyer and Parent      52
     6.2   Conditions Precedent to Obligations of Seller Parties 54
     6.3   Termination                                         56
     6.4   Termination Payments                                57

ARTICLE 7  CERTAIN ADDITIONAL COVENANTS                        58
     7.1   Certain Taxes and Expenses                          58
     7.2   Maintenance of Books and Records                    58
     7.3   Survival                                            59
     7.4   Indemnification                                     61
     7.5   UCC Matters                                         66
     7.6   Financial Statements                                66
     7.7   Collection of Receivables                           66

ARTICLE 8  MISCELLANEOUS                                       66
     8.1   Construction                                        66
     8.2   Notices                                             67
     8.3   Successors and Assigns                              68
     8.4   Exhibits and Schedules                              68
     8.5   Governing Law                                       68
     8.6   Consent to Jurisdiction                             68
     8.7   Severability                                        69
     8.8   No Third Party Beneficiaries                        69
     8.9   Entire Agreement                                    69
     8.10  Amendment and Waiver                                69
     8.11  Counterparts                                        70
     8.12  Headings                                            70
     8.13  Definitions                                         70
     8.14  No Implied Representation                           70
     8.15  Construction of Certain Provisions                  70
     8.16  Bulk Sales                                          71

                       List of Schedules

Schedule 1.1.1(a)     Real Estate
Schedule 1.1.1(b)     Common Plant Assets
Schedule 2.2          Excluded Assets
Schedule 2.6.4        Variations in Accounting Principles
Schedule 3.3          No Violation of Laws or Agreements
Schedule 3.4          Financial Statements
Schedule 3.5          No Changes
Schedule 3.6          Contracts
Schedule 3.7          Permits and Compliance with Laws Generally
Schedule 3.8          Environmental Matters - Generally
Schedule 3.8.10-I     Compliance with Water Standards
Schedule 3.8.10-II    Completion of Water Standards Remediation
Schedule 3.9          Seller and PEI Consents
Schedule 3.10         Title
Schedule 3.11         Real Estate Proceedings
Schedule 3.12         Taxes
Schedule 3.15         Labor Relations
Schedule 3.16.1       Employee Benefit Plans
Schedule 3.16.4       Employee Benefit Plans - Compliance
Schedule 3.16.9       Employee Benefit Plans - Extraordinary Benefits
Schedule 3.17         Absence of Undisclosed Liabilities
Schedule 3.18         No Pending Litigation or Proceedings
Schedule 3.19         Supply of Utilities
Schedule 3.20         Insurance
Schedule 3.22         WARN Act
Schedule 3.23         Condition of Assets
Schedule 3.25         All Assets
Schedule 4.3          No Violation of Laws or Agreements
Schedule 4.4          Buyer and Parent Consents
Schedule 5.1          Conduct of Business
Schedule 5.9.1        Employees
Schedule 5.10.2       Actuarial Assumptions and Methods
Schedule 5.12         Former Employees
Schedule 5.15         PEI Guarantee
Schedule 5.17         Schedule of Permits
Schedule 5.22         Non-Competition
Schedule 6.1.4        Required PPUC and Other Consents
Schedule 6.2.4        Required PPUC and Other Consents


                       TABLE OF EXHIBITS


Exhibit A -    Assumption Agreement

Exhibit B -    Assignment and Bill of Sale

Exhibit C -    Deeds

Exhibit D -    FIRPTA Affidavit of Seller

Exhibit E -    Terms of Lease for Common Plant Assets

Exhibit F      -    Opinion of Moses & Gelso

Exhibit G -    Operating Easement

Exhibit H      -    Opinion of Dechert Price & Rhoads


                    ASSET PURCHASE AGREEMENT



      THIS IS AN ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of April 26, 1995, by and among Pennsylvania Enterprises, Inc., a Pennsylvania
corporation   ("PEI"),  Pennsylvania  Gas  and  Water  Company,  a  Pennsylvania
corporation  ("Seller"),  American  Water  Works  Company,  Inc.,   a   Delaware
corporation ("Parent") and Pennsylvania-American Water Company, a Pennsylvania corporation ("Buyer").

                           Background

      A. PEI is a holding company which owns all the outstanding common stock, no par value, stated value $10.00 per share, of Seller. Seller is a public utility engaged, among other things, in the business of storing, supplying, distributing and selling water to the public in certain areas in northeastern Pennsylvania which business is regulated by the Pennsylvania Public Utility Commission (the "Business"). Seller and PEI are sometimes hereinafter referred to as the "Seller Parties."

      B. Parent is a holding company which owns all of the outstanding common stock, par value $5.50 per share, of Buyer. Buyer desires to purchase substantially all of the assets, properties and rights of the Business, and Seller desires to sell, and to cause the sale of, such assets, properties and rights on the terms and subject to the conditions set forth in this Agreement.

                             Terms

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:


                           ARTICLE 1

                          DEFINITIONS

           1.1  Certain Definitions.   As  used  in  this
Agreement, the following terms shall have the respective meanings ascribed to them in this Section:

           1.1.1 "Acquired Assets" means, subject to Section 2.2, all of Seller's right, title, and interest in, under and to all of the assets, properties and rights exclusively used in the Business as a going concern of every kind, nature and description existing on the Closing Date, wherever such assets, properties and rights are located and whether such assets, properties and rights are real, personal or mixed, tangible or intangible, and whether or not any of such assets, properties and rights have any value for accounting purposes or are carried or reflected on or specifically referred to in Seller's books or financial statements, including all of the assets, properties and rights exclusively relating to the Business enumerated below:

                    (a) all real property described in Schedule 1.1.1(a), together with all fixtures, fittings, buildings, structures and other improvements erected thereon, and easements, rights of way, water lines, rights of use, licenses, hereditaments, tenements, privileges and other appurtenances thereto or otherwise exclusively related to the Business (such as appurtenant rights in and to public streets) (the "Real Estate");

                    (b) to the extent not included in clause (a) above, all water tanks, reservoirs, water works, plant and systems, purification and filtration systems, pumping stations, pumps, wells, mains, water pipes, hydrants, equipment, machinery, vehicles, tools, dies, spare parts, materials, water supplies, fixtures and improvements, construction in progress, jigs, molds, patterns, gauges and production fixtures and other tangible personal property, in transit or otherwise, used exclusively in the Business (the "Equipment and Other Tangible Personal Property");

                    (c) notwithstanding the provisions of Section 2.2 but subject to Section 2.4, all of Seller's water appropriation and flowage rights referenced in the Order of Confirmation dated May 11, 1949 from the Pennsylvania Water and Power Resources Board other than the water appropriation and flowage rights relating to the reservoirs listed on Schedule 2.2; provided, however, that Buyer shall have the right to the water in the Schedule 2.2 reservoirs in the event of emergency or drought);

                    (d) all accounts receivable from customers, accrued utility revenues, materials and supplies (at average cost net of reserve for obsolescence) and prepayments attributable in each case exclusively to the Business;

                    (e)   all  unamortized debt expense (related to the  Assumed
Indebtedness), deferred treatment plant costs and carrying costs, deferred water utility billings and other deferred charges (excluding deferred taxes collectable) attributable exclusively to the Business of which recovery in future rates is probable;

                     (f) Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto;

                     (g)    subject  to  Section  2.4  hereof,  (i)   contracts,
commitments, agreements and instruments relating to the sale of any assets, services, properties, materials or products, including all customer contracts, operating contracts and distribution contracts relating exclusively to the conduct of the Business; (ii) orders, contracts, supply agreements and other agreements relating exclusively to the purchase of any assets, services, properties, materials, or products for the Business; (iii) all leases of Real Estate exclusively related to the Business; (iv) all other contracts, agreements and instruments related exclusively to the Business; and (v) any such contracts, agreements and other instruments referred to in clauses (i)-(iv) inclusive, entered into between the date hereof and the Closing Date which are consistent with the terms of this Agreement and are entered into in the ordinary course of business consistent with past practice, and including in the case of clauses (i)
- - (iv) all such contracts, agreements and instruments more specifically listed or described in Schedule 3.6, but specifically excluding the Collective Bargaining Agreements (whether or not listed on Schedule 3.6) (the "Contracts");

                    (h) subject to Section 2.4 hereof, franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Authority relating exclusively to the conduct of the Business and all pending applications therefor (the "Permits");

                    (i) books, records, ledgers, files, documents (including originally executed copies of written Contracts, to the extent available, and copies to the extent not available), correspondence, Tax returns relating exclusively to the Business, memoranda, forms, lists, plats, architectural plans, drawings, and specifications, new product development materials, creative materials, advertising and promotional materials, studies, reports, sales and purchase correspondence, books of account and records relating to the Transferred Employees (to the extent such transfer is not prohibited by law), photographs, records of plant operations and materials used, quality control records and procedures, equipment maintenance records, manuals and warranty information, research and development files, data and laboratory books, inspection processes, in each case, whether in hard copy or magnetic format, in each instance, to the extent exclusively relating to the Business, the Acquired Assets or the Transferred Employees;

                     (j) all rights or choses in action arising out of occurrences before or after the Closing Date and exclusively related to any of the Acquired Assets, including third party warranties and guarantees and all related claims, credits, rights of recovery and set-off and other similar contractual rights, as to third parties held by or in favor of Seller or PEI;
provided, however, that (notwithstanding the foregoing provisions of this Section 1.1.1(j)), to the extent that Seller pays or discharges a liability related to the Business or any of the Acquired Assets and related to such right or chose in action (whether by reason of indemnification under this Agreement or otherwise), Buyer will reassign or reconvey to Seller such right or chose in action to the extent that such right or chose in action relates to a recovery of amounts paid to Buyer;

                   (k) all rights to insurance and condemnation proceeds (i) to the extent relating to the damage, destruction, taking or other impairment of the Acquired Assets which damage, destruction, taking or other impairment occurs on or prior to the Closing but only to the extent that the proceeds exceed the amount of the write-down of the net book value of such Acquired Assets on the books and records of Seller as a result of such damage, destruction, taking or other impairment, and (ii) to the extent they relate to amounts paid by Buyer for Damages to the extent Buyer does not receive payment pursuant to
Section 7.4.1(a); and

                     (l) the Benefit Plan assets transferred to a trust established under an employee benefit plan maintained by Buyer in accordance with Sections 5.10, 5.11 and 5.12.

Notwithstanding the foregoing, the Acquired Assets shall also include all of Seller's right, title, and interest in and to the Common Plant Assets described in Schedule 1.1.1(b).

               1.1.2      "Adjusted  Net Assets" has the meaning  set  forth  in
Section 2.6.4(a) hereof.

               1.1.3 "Affected Participant" has the meaning set forth as Sections 5.10.1 and 5.11.1 hereof.

               1.1.4 "Affiliate" of any Person means any Person, directly or indirectly controlling, controlled by or under common control with such Person.

                1.1.5       "Agreement"  has  the  meaning  set  forth  in   the
introduction hereof.

               1.1.6      "American Pension Plan" has the meaning set  forth  in
Section 5.10.1 hereof.

               1.1.7      "American Savings Plan" has the meaning set  forth  in
Section 5.11.1 hereof.

               1.1.8      "Antitrust  Division" has the  meaning  set  forth  in
Section 5.5 hereof.

               1.1.9      "Assumed Benefit Plan" has the meaning  set  forth  in
Section 3.16.6 hereof.

                1.1.10 "Assumed Indebtedness" means the liabilities and obligations from and after the Closing Date (except as set forth below) with respect to (i) Luzerne County Exempt Facilities Revenue Refunding Bonds 1992 Series A including, without limitation, the Seller's obligations under the Amended and Restated Project Facilities Agreement dated as of September 1, 1992 between Seller and the Luzerne County Industrial Development Authority (the
"IDA"), (ii) Luzerne County Exempt Facilities Revenue Bonds 1992 Series B including, without limitation, the Seller's obligations under the Project Facilities Agreement dated as of December 1, 1992 between Seller and the IDA,
(iii) Luzerne County Exempt Facilities Revenue Refunding Bonds 1993 Series A including, without limitation, the Seller's obligations under the Second Amended and Restated Project Facilities Agreement dated as of December 1, 1993 between Seller and the IDA, (iv) Luzerne County Exempt Facilities Revenue Refunding Bonds 1994 Series A including, without limitation, the Seller's obligations under the Amended and Restated Project Facilities Agreement dated as of November 1, 1994 between Seller and the IDA, (v) Loan Agreement dated
October  16,  1987  between Seller and the Pennsylvania  Water  Facilities  Loan
Board, (vi) two Loan Agreements dated March 3, 1989 between Seller and the Pennsylvania Infrastructure Investment Authority ("PENNVEST"), (vii) three Loan Agreements dated December 3, 1992 between Seller and PENNVEST. For purposes of clarity, except as set forth in the next sentence below, "Assumed Indebtedness" shall not include any liability or obligation to the extent accrued prior to the Closing Date or to the extent arising out of or relates to an event, circumstance or occurrence prior to the Closing Date. "Assumed Indebtedness" shall include the outstanding principal amount and the accrued but unpaid interest owed by Seller on the debt obligations set forth in the first sentence of this definition.

               1.1.11     "Assumed  Liabilities" has the meaning  set  forth  in
Section 2.3 hereof.

               1.1.12     "Assumption Agreement" has the meaning  set  forth  in
Section 2.3.2 hereof.

               1.1.13 "Authority" means any federal, state, local or foreign governmental or regulatory entity (or any department, agency, authority or political subdivision thereof).

               1.1.14    "Base Cash Purchase Price" has the meaning set forth in
Section 2.6.1 hereof.

               1.1.15 "Beneficiary" means the Person(s) designated by an Employee, by operation of law or otherwise, as entitled to compensation, benefits, insurance coverage, payments or any other goods or services under a Benefit Plan.

                1.1.16      "Benefit  Plans"  has  the  meaning  set  forth   in
Section 3.16.1 hereof.

               1.1.17 "Business" has the meaning set forth in the Background section hereof.

               1.1.18 "Business Day" means any day other than a Saturday, Sunday, or a day on which banking institutions in the Commonwealth of Pennsylvania are authorized or obligated by law or executive order to close.

               1.1.19 "Buyer" has the meaning set forth in the introduction hereof.

               1.1.20 "Buyer's Accountants" means Price Waterhouse LLP or any firm of independent public accountants hereafter designated by Buyer for purposes of this Agreement.

               1.1.21    "Buyer's Adjusted Amount" has the meaning set forth  in
Section 2.6.4(a) hereof.

               1.1.22 "Ceiling" has the meaning set forth in Section 7.4.2(e) hereof.

               1.1.23     "CERCLA"  has the meaning set forth in  Section  3.8.2
hereof.

               1.1.24     "CERCLIS" has the meaning set forth in  Section  3.8.7
hereof.

               1.1.25     "Closing"  has the meaning set forth  in  Section  2.5
hereof.

               1.1.26 "Closing Date" has the meaning set forth in Section 2.5 hereof.

               1.1.27 "Closing Statement of Net Assets" has the meaning set forth in Section 2.6.4(a) hereof.

               1.1.28 "Code" means the Internal Revenue Code of 1986, as amended.

               1.1.29 "Collective Bargaining Agreements" means the agreements identified as such on Schedule 3.6 hereto.

               1.1.30     "Common Plant Assets" means the assets  set  forth  on
Schedule 1.1.1(b).

               1.1.31     "Competing Transaction" has the meaning set  forth  in
Section 5.2.

                1.1.32      "Contracts"   has   the   meaning   set   forth   in
Section 1.1.1(g) hereof.

                1.1.33 "Control" with respect to any Person means the ownership, directly or indirectly, of at least a majority of the voting power of each class of capital stock of such Person entitled to vote in the election of directors of such Person generally.

               1.1.34 "Damages" has the meaning set forth in Section 7.4.1(c) hereof.

              1.1.35 "DER" means the Pennsylvania Department of Environmental Resources.

              1.1.36 "Disclosure Schedules" means the Schedules referenced in Articles 3, 4 and 5 of this Agreement, as amended or supplemented pursuant to
Section 5.3.

               1.1.37 "Employees" has the meaning set forth in Section 5.9.1 hereof.

               1.1.38     "Environmental  Laws" has the  meaning  set  forth  in
Section 3.8 hereof.

              1.1.39 "Equipment and Other Tangible Personal Property" has the meaning set forth in Section 1.1.1(b) hereof.

               1.1.40 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               1.1.41 "ERISA Affiliate" means (a) any corporation included with any of the Seller Parties in a controlled group of corporations within the meaning of Section 414(b) of the Code; (b) any trade or business (whether or not incorporated) which is under common control with any of the Seller Parties within the meaning of Section 414(c) of the Code; (c) any member of an affiliated service group of which any of the Seller Parties is a member within the meaning of Section 414(m) of the Code; or (d) any other person or entity treated as an affiliate of any of the Seller Parties under Section 414(o) of the Code.

              1.1.42    "Excluded  Assets"  has  the  meaning  set  forth  in
Section 2.2 hereof.

              1.1.43 "Excluded Real Estate" means the real property of Seller other than the real property described on Schedule 1.1.1(a).

               1.1.44   "Financial Statements" has the meaning  set  forth  in
Section 3.4 hereof.

               1.1.45   "FIRPTA  Affidavit"  has  the  meaning  set  forth  in
Section 2.7.1 hereof.

               1.1.46 "Former Employees" means all salaried and hourly employees once employed by Seller or any of its Affiliates, but who are no longer so employed on the Closing Date.

               1.1.47   "FTC" has the meaning set forth in Section 5.5 hereof.

               1.1.48   "GAAP" has the meaning set forth in Section 3.4 hereof.

               1.1.49   "Hazardous  Substance" has the meaning  set  forth  in
Section 3.8 hereof.

               1.1.50   "HSR  Act" has the meaning set forth  in  Section  3.9
hereof.

               1.1.51 "IDA" shall mean the Luzerne County Industrial Development Authority.

               1.1.52 "IDA Financings" shall mean the indebtedness described in clauses (i) through (iv) of the definition of Assumed Indebtedness

               1.1.53   "Indemnified  Party" has  the  meaning  set  forth  in
Section 7.4.2(a) hereof.

               1.1.54   "Indemnifying  Party" has the  meaning  set  forth  in
Section 7.4.2(a) hereof.

               1.1.55 "Intellectual Property" means the trademarks, patents, trade names and copyrights and applications therefor, inventions, trade secrets, and confidential business information (including know-how, formulas, water filtration, purification and pumping processes and techniques, technical data, designs, drawings, customer and supplier lists, and business and marketing plans and proposals), all computer software (including data and related documentation and object and source codes), whether in magnetic format or hard copy, and tangible embodiments thereof (in whatever form or medium) of Seller, in each case, utilized exclusively in the Business.

               1.1.56 "Interim Statement of Net Assets" means the statement of net assets for the Business at December 31, 1994.

               1.1.57  "Interim  Statement  of  Net  Assets   Date"   means
December 31, 1994.

               1.1.58  "IRS"  has  the meaning set forth  in  Section  3.16.2 hereof.

               1.1.59 "Lien" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security agreement, right of first refusal, option, restriction, tenancy, license, right of way, easement or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or statute or law of any jurisdiction).

               1.1.60 "Material Adverse Effect" means a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the Business or the Acquired Assets, taken as a whole.

               1.1.61   "Mortgage  Indenture" has the  meaning  set  forth  in
Section 6.1.4 hereof.

               1.1.62   "On-site  Conditions" has the  meaning  set  forth  in
Section 2.3.1(d).

               1.1.63   "Operating  Easement" has the  meaning  set  forth  in
Section 6.1.7(a) hereof.

               1.1.64   "OSHA"  has  the meaning set forth  in  Section  3.7.1
hereof.

               1.1.65   "PCBs"  has  the meaning set forth  in  Section  3.8.6
hereof.

               1.1.66 "PEI" has the meaning set forth in the introduction hereof.

               1.1.67   "PEI  Pension  Plan" has  the  meaning  set  forth  in
Section 5.10.1 hereof.

               1.1.68   "PEI  Savings  Plan" has  the  meaning  set  forth  in
Section 5.11.1 hereof.

               1.1.69 "Permits" has the meaning set forth in Section 1.1.1(h) hereof.

               1.1.70   "Permitted Exceptions" has the meaning  set  forth  in
Section 3.10 hereof; provided, however, that from and after the Closing Permitted Exceptions shall not include any Lien arising under or resulting from the Mortgage Indenture.

               1.1.71   "Person"  means  an  individual,  a  corporation,   a
partnership,  an  association,  an  Authority,  a  trust  or  other  entity   or
organization.

               1.1.72   "PPUC" has the meaning set forth in Section 5.5 hereof.

               1.1.73 "Prime Rate" means the rate per annum announced from time to time during the reference period by Citibank N.A. as its United States prime, reference or base rate for commercial loans.

                1.1.74  "Purchase  Price"  has  the  meaning  set  forth   in
Section 2.6.1 hereof.

                1.1.75  "Real  Estate"  has  the  meaning   set   forth   in
Section 1.1.1(a) hereof.

                1.1.76 "Recovery" has the meaning set forth in Section 7.4.2(l) hereof.

                1.1.77  "Release" or "Released" has the meaning set  forth  in
Section 3.8 hereof.

                1.1.78  "Remedial  Action"  has  the  meaning  set  forth  in
Section 3.8 hereof.

                1.1.79  "Retained Liabilities" has the meaning  set  forth  in
Section 2.3 hereof.

                1.1.80  "Review  Period"  has  the  meaning  set  forth   in
Section 2.6.4(b) hereof.

                1.1.81  "SEC" has the meaning set forth in Section 5.8.3.

                1.1.82  "Securities  Filings" has the  meaning  set  forth  in
Section 5.8.2 hereof.

                1.1.83 "Seller" has the meaning set forth in the introduction hereof.

                1.1.84 "Seller's Accountants" means Arthur Andersen LLP or any other firm of independent public accountants hereafter designated by Seller for purposes of this Agreement.

                1.1.85  "Specified Liabilities" has the meaning set  forth  in
Section 7.4.2(f) hereof.

                1.1.86 "Survey" has the meaning set forth in Section 5.14.1 hereof.

                1.1.87 "Taxes" means any federal, state, local and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add-on minimum, estimated, or capital stock and franchise and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                1.1.88  "Third Accounting Firm" has the meaning set  forth  in
Section 2.6.4(b) hereof.

                1.1.89  "Threshold  Amount"  has  the  meaning  set  forth  in
Section 7.4.2(e) hereof.

                1.1.90  "Third  Party  Claim" has the  meaning  set  forth  in
Section 7.4(b)(i) hereof.

                1.1.91  "Transferred Accounts" has the meaning  set  forth  in
Section 5.11.2 hereof.

                1.1.92  "Transaction Documents" has the meaning set  forth  in
Section 3.2 hereof.

                1.1.93  "Transferred Employees" has the meaning set  forth  in
Section 5.9.2 hereof.

                1.1.94  "Union  Employees"  has  the  meaning  set  forth  in
Section 5.9.1 hereof.

                1.1.95 "Utility Code" has the meaning set forth in Section 5.5 hereof.

                1.1.96  "VEBAs"  has  the meaning set forth  in  Section  5.12 hereof.

                1.1.97 "WARN Act" means the Worker Adjustment and Retraining Notification Act, as codified at 29 U.S.C. 2102 - 2109, as amended.


                           ARTICLE 2

                        THE TRANSACTION

           2.1 Sale and Purchase of Assets. Subject to the terms and conditions of this Agreement, at the Closing referred to in Section
2.5 below, PEI shall cause Seller to sell, assign, transfer, deliver and convey to Buyer and Parent shall cause Buyer to purchase the Acquired Assets for the Purchase Price specified in Section 2.6.

           2.2   Excluded Assets.  The following  assets  of
Seller shall be excluded from the Acquired Assets (the "Excluded Assets"):

                 2.2.1 assets of the Seller used in both the Business and in Seller's gas business other than those described on Schedule 1.1.1(b);

                 2.2.2 cash and cash equivalents in transit, in hand or in bank accounts;

                 2.2.3  except   as  otherwise  set  forth  herein,   assets
attributable or related to any Benefit Plan;

                 2.2.4 subject to Buyer's rights under clause (c) of the definition of Acquired Assets, the Excluded Real Estate;

                 2.2.5  the stock record and minute books of Seller;

                 2.2.6 Acquired Assets disposed of by Seller after the date of this Agreement to the extent such dispositions are not prohibited by this Agreement;

                 2.2.7 except to the extent set forth in Sections 2.9 and 7.1, rights to refunds of Taxes payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member, and which are treated as Retained Liabilities under Section 2.3.3(b) below.

                 2.2.8  security and other deposits held in Seller's accounts;

                 2.2.9  accounts owing by and among Seller and its Affiliates;

                2.2.10 notes receivable and other receivables (other than accounts receivable from customers attributable exclusively to the Business);

                2.2.11  all deferred tax assets or collectibles;

                2.2.12 subject to Buyer's rights under clause (c) of the definition of Acquired Assets, the reservoirs listed on Schedule 2.2 hereto; and

                2.2.13 duplicate copies of all books and records transferred to Buyer.

                2.3     Assumption  of  Certain  Liabilities.

                2.3.1 Buyer shall not assume any liabilities of PEI or Seller or any of their Affiliates, except that Buyer shall assume the following specific liabilities and obligations:

                    (a) the obligations and liabilities set forth in Sections 5.9, 5.10, 5.11 and 5.12 hereof;

                    (b) all liabilities and obligations of Seller in respect of the Contracts and Permits assigned or transferred to Buyer pursuant to this Agreement in accordance with the respective terms thereof to the extent the liability or obligation arises from and after the Closing Date;

                   (c)  the Assumed Indebtedness;

                   (d) any liability, obligation or responsibility of Seller for conditions at the Real Estate, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment at the Real Estate or into or from any building, structure, pipeline or other facility at the Real Estate, including without limitation, any CERCLA or similar liability under any federal or state law or regulation, except to the extent Buyer has given written notice of a claim for indemnification pursuant to Sections 7.3 and 7.4 hereof prior to the tenth anniversary of the Closing Date (and if Buyer has given written notice prior to the tenth anniversary of the Closing Date, to the extent that such claim is not entitled to indemnification under Sections 7.3 and 7.4) (the foregoing, the "On-site Conditions");

                    (e) advances existing on the Closing Date for construction of facilities relating to the Business; and

                    (f) liability for accrued but unused vacation pay for the Transferred Employees to the extent provided in Section 5.9.2.

               2.3.2 Any liabilities or obligations which are assumed by Buyer pursuant to Section 2.3.1 above are hereinafter referred to as the "Assumed Liabilities." At the Closing, Parent shall cause Buyer to execute and deliver to Seller an assumption agreement, in substantially the form of the Assumption Agreement attached hereto as Exhibit A (the "Assumption Agreement"), pursuant to which Buyer shall assume the Assumed Liabilities. Each of Parent and Buyer hereby irrevocably and unconditionally waives and releases the Seller Parties from all Assumed Liabilities and all liabilities or obligations exclusively relating to the Business to the extent arising from events or occurrences after the Closing, including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships between Buyer and Seller).

               2.3.3 Buyer shall not assume any liabilities, commitments or obligations (contingent or absolute and whether or not determinable as of the Closing) of any of the Seller Parties or any of their Affiliates except for the Assumed Liabilities as specifically and expressly provided for above, whether such liabilities or obligations relate to payment, performance or otherwise, and all liabilities, commitments or obligations not expressly transferred to Buyer hereunder as Assumed Liabilities are being retained by the Seller Parties, (the "Retained Liabilities"). Each of the Seller Parties hereby irrevocably and unconditionally waives and releases Buyer from all Retained Liabilities including any liabilities created or which arise by statute or common law, including CERCLA (it being understood that this shall not constitute a waiver and release of any claims arising out of the contractual relationships between Buyer and Seller).

              Without limitation to the foregoing, all of the following shall be considered Retained Liabilities and not Assumed Liabilities (except as specified below) for the purposes of this Agreement:

                    (a) any product liability, toxic tort or similar claim for injury to person or property, regardless of when made or asserted, to the extent that it arises out of or is based upon any express or implied representation, warranty, agreement or guarantee made by any of the Seller Parties or any of their Affiliates prior to Closing, or alleged to have been made by any of such Persons, or to the extent that it is imposed or asserted to be imposed by operation of law, in connection with any service performed or product distributed or sold by or on behalf of any of the Seller Parties or any of their Affiliates prior to Closing, including any claim referred to above in this
Section 2.3.3(a) relating to water quality standards, any claim relating to any product delivered in connection with the performance of services provided by Seller and any claim seeking recovery for consequential damages, lost revenue or income;

                    (b) except to the extent set forth in Sections 2.9 and 7.1 any federal, state, foreign or local income or other Tax payable with respect to the business, assets, properties or operations of any of the Seller Parties or any member of any affiliated group of which any of them is a member.

                    (c) any liability or obligation associated with or in connection with the common plant assets (other than the liabilities and obligations exclusively related to the Common Plant Assets set forth on Schedule 1.1.1(b));

                   (d) except as provided in Section 2.3.1 above, any liability or obligation with respect to compensation or employee benefits of any nature owed to any employees, agents or independent contractors of any of the Seller Parties or any of their Affiliates, whether or not employed by Buyer after the Closing, that arises out of or relates to events or conditions to the extent occurring before the Closing Date;

                   (e) any liability or obligation of any of the Seller Parties or any of their Affiliates existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of any of Seller's or PEI's representations, warranties, covenants or agreements contained in this Agreement, except to the extent set forth in Section 7.1.

                    (f) except to the extent set forth in Section 2.3.1(d), any liability, obligation or responsibility of any of the Seller Parties, or any of their Affiliates or predecessors, whether based on statutory or common law, now or hereafter in effect, known or unknown, contingent or actual, relating to or arising from pollution, contamination or protection of the environment, human health or safety or natural resources or relating to or arising from the presence or Release or threat of Release of Hazardous Substances into the environment or into or from any building, structure, pipeline or other facility or relating to or arising from the generation, use, storage, treatment, disposal, transport or other handling of Hazardous Substances or sale of product containing Hazardous Substances or from violation of any law relating to the foregoing, including without limitation, any (A) CERCLA or similar liability under any federal or state law or regulation or (B) any such liability associated with businesses or assets of the Seller Parties other than the Business;

                    (g) liabilities and obligations relating to the Business to the extent arising prior to Closing (unless otherwise constituting Assumed Liabilities) arising by operation of law under any common law or statutory doctrine (including successor liability or de facto merger);

                    (h) any obligation or liability arising under any contract, commitment, instrument or agreement (1) that is not transferred to Buyer as part of the Acquired Assets, or (2) that relates to any breach or default (or to the extent that it relates to an event which would, with the passing of time or the giving of notice, or both, constitute a default) under any Contract, instrument or agreement or to any services to be provided by Seller under any such Contract, instrument or agreement to the extent that it arises out of or relates to any period prior to the Closing Date;

                    (i) any liability or obligation in respect of the Excluded Assets; or

                    (j) except for the Assumed Liabilities as specifically and expressly set forth herein, any liability to the extent arising out of or relating to the ownership or operation of the Acquired Assets or the Business prior to the Closing Date (including any predecessor operations), any claims, obligations or litigation to the extent arising out of or relating to events or conditions occurring before the Closing Date, and any liability associated with any business other than the Business.

           2.4 Consent of Third  Parties.   On  the Closing Date, PEI
shall cause Seller to assign to Buyer, and Parent shall  cause
Buyer  to  assume, the Contracts and the Permits which are to be transferred  to
Buyer as provided in this Agreement by means of the Assumption Agreement. To the extent that the assignment of all or any portion of any Contract or Permit shall require the consent (or result in a breach or violation thereof) of the other party thereto or any other third party, and such consent shall not be obtained prior to Closing, this Agreement shall not constitute an agreement to assign any such Contract or Permit included in the Acquired Assets. In order, however, to provide Buyer the full realization and value of every Contract of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify, take all reasonable actions (including without limitation the appointment of Buyer as attorney-in-fact for Seller to proceed at Buyer's sole cost and expense) and do or cause to be done all such things as shall in the reasonable opinion of Buyer be necessary (a) to assure that the rights of Seller or its Affiliates under such Contracts shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller or its Affiliates in and under every such Contract. To the extent that Buyer does receive the benefits of any such Contract pursuant to the preceding sentence, such Contract shall be a Contract "assigned or transferred to Buyer pursuant to this Agreement" within the meaning of Section 2.3.1(b) hereof. Nothing in this Section 2.4 shall in any way diminish the obligations of Seller to obtain consents and approvals under this Agreement.

           2.5 Closing. Subject to the terms and conditions of this Agreement, the closing of the sale and purchase of the Acquired Assets (the "Closing") shall take place at 10 a.m., Philadelphia time, on a date mutually satisfactory to Buyer and Seller which is no later than the fifth Business Day after satisfaction (or waiver) of the conditions to Closing set forth in Sections 6.1 and 6.2 hereof (other than those conditions which require the delivery of any documents or the taking of other action, at the Closing) at the offices of Dechert Price & Rhoads, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, PA 19103, or on such other date and at such other time or place as may be mutually agreed upon by the parties hereto (the "Closing Date").

          2.6 Purchase Price.

               2.6.1 Purchase Price. Subject to the terms and conditions of this Agreement, the aggregate purchase price based on and as of the date of the Interim Statement of Net Assets would be Four Hundred Nine Million One Hundred Forty-three Thousand Dollars ($409,143,000). Subject to the terms and conditions of this Agreement, the aggregate purchase price to be paid by Buyer for the purchase of the Acquired Assets (the "Purchase Price") shall be (I) Two Hundred Fifty-Four Million Five Hundred Fifty-Five Thousand ($254,555,000) in cash (the "Base Cash Purchase Price", the Base Cash Purchase Price as adjusted in accordance with Section 2.6.3 is referred to as the "Initial Cash Payment"), subject to adjustment pursuant to the provisions of this Agreement (including
Section 2.6.3, Section 2.6.4 and Section 2.9 of this Agreement) and (II) the assumption by Buyer of the Assumed Liabilities.

               2.6.2 Payment of Initial Cash Payment. Subject to the terms and conditions of this Agreement, the Initial Cash Payment shall be paid by Buyer on the Closing Date by federal or other wire transfer of immediately available funds to the account designated by Seller in writing at least two (2) Business Days prior to the Closing Date.

               2.6.3 Estimated Closing Statement. At least five (5) business days prior to the Closing Date, Seller shall deliver to Buyer a statement of net assets (the "Estimated Statement of Net Assets") reflecting its good faith calculation of the Adjusted Net Assets of the Business as of the last day of the latest calendar month for which financial statements of Seller are available (the "Estimated Adjusted Net Assets"). The Estimated Statement of Net Assets shall be prepared in the same manner and utilizing the same accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets, except as set forth on Schedule 2.6.4. The Base Cash Purchase Price shall be increased or decreased on a dollar for dollar basis by the amount, if any, by which the Estimated Adjusted Net Assets is greater than or less than Two Hundred Forty-Eight Million, Fifty-Five Thousand Dollars ($248,055,000) (such increase or decrease, as the case may be, is referred to herein as the "Estimated Net Asset Adjustment").

              2.6.4     Post-Closing Adjustment to Purchase Price.

                    (a) Within 90 days after the Closing, Buyer shall prepare and deliver to the Seller Parties a Statement of Net Assets (the "Closing Statement of Net Assets") which reflects the Adjusted Net Assets of the Business, as of midnight immediately preceding the Closing Date, based on actual financial performance and calculated in the same manner, utilizing the same accounting principles, policies and methods utilized in preparing the Interim Statement of Net Assets (except as set forth on Schedule 2.6.4), together with
(A) an audit report of Buyer's Accountants stating that the Closing Statement of Net Assets has been prepared utilizing the same generally accepted accounting principles, policies and methods used in the preparation of the Interim Statement of Net Assets (except as set forth on Schedule 2.6.4) and (B) a calculation of Buyer's determination of the amount of increase or decrease in the amount of the Adjusted Net Assets of the Business from the Interim Statement of Net Assets Date to the Closing Date which is derived from the Closing Statement of Net Assets ("Buyer's Adjustment Amount"). For purposes of this Agreement, "Adjusted Net Assets " with respect to the Business means (1) all assets constituting Acquired Assets minus (2) all Assumed Liabilities (other than liabilities assumed by Buyer pursuant to Sections 5.9, 5.10, 5.11 and 5.12, but including accrued interest on the Assumed Indebtedness), minus (3) an amount equal to the aggregate difference between: (i) the cost of each Transferred Employee's vacation entitlement for the year in which the Closing occurs multiplied by a fraction, the numerator of which is the number of days in such year on or before Closing and the denominator of which is 365, and (ii) the cost of the vacation days each Transferred Employee has taken on or before Closing, minus (4) the excess of contributed property related to the Business over $10,104,000. Buyer shall pay the fees and expenses of Buyer's Accountants incurred in connection with this Section 2.6.4. The Seller Parties agree to cooperate, and agree to cause Seller's Accountants to cooperate, with Buyer and Buyer's Accountants in connection with the preparation of the Closing Statement of Net Assets and related information, and shall provide to Buyer and Buyer's Accountants such books, records and information as may be reasonably requested from time to time, including the work papers of Seller's Accountants. Buyer will give Seller and its representatives access during the normal business hours of Buyer to the personnel, books and records of Buyer and the work papers of Buyer's Accountants to assist Seller in the review of the Closing Statement of Net Assets and related matters. Notwithstanding the foregoing, the Closing Statement of Net Assets, Adjusted Net Assets and the Buyer's Adjustment Amount shall also be adjusted to reflect the items specified in Section 2.9 to the extent set forth therein. Buyer agrees that following the Closing through the date on which the Closing Statement of Net Assets is delivered it will not take any actions with respect to any accounting books, records, policies or procedures on which the Closing Statement of Net Assets is to be based that would make it impossible or impracticable to calculate the Adjusted Net Assets in the manner and utilizing the methods required hereby. Without limiting the generality of the foregoing, no changes shall be made in any reserve or other account existing as of the date of the Interim Statement of Net Assets except in the ordinary course or as a result of events occurring after the date of the Interim Statement of Net Assets and, in such event, only in a manner consistent with past practices of Seller.

                    (b)  Seller may dispute any amounts reflected on the Closing
Statement of Net Assets or in the Buyer's Adjustment Amount, provided, however, that Seller shall notify Buyer in writing of each disputed amount, and specify the amount thereof in dispute and the basis of such dispute, within 30 days of the Seller's receipt of the Closing Statement of Net Assets, and the Buyer's
Adjustment Amount (such 30 day period hereinafter referred to as the "Review Period"). In the event of a dispute with respect to the Closing Statement of Net Assets or the Buyer's Adjustment Amount, Buyer and Seller shall attempt to reconcile their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Buyer and Seller are unable to reach a resolution of such differences within 30 days of receipt of Seller's written notice of dispute to Buyer, Buyer and Seller shall submit the amounts remaining in dispute for resolution to an independent accountant firm of national reputation mutually appointed by Seller and Buyer (such independent accounting firm being herein referred to as the "Third Accounting Firm"), which shall be requested to determine and report to the parties, within 30 days after such submission, upon such remaining disputed amounts, and such report shall be final, binding and conclusive on the parties hereto with respect to the amounts disputed. The fees and disbursements of the Third Accounting Firm shall be allocated between Buyer and the Seller Parties so that the Seller Parties' share of such fees and disbursements shall be in the same proportion that the aggregate amount of such remaining disputed amounts so submitted by the Seller Parties to the Third Accounting Firm that is unsuccessfully disputed by the Seller Parties (as finally determined by the
Third Accounting Firm) bears to the total amount of such remaining disputed amounts so submitted by the Seller Parties to the Third Accounting Firm. The Seller Parties shall pay the fees and expenses of Seller's Accountants incurred in connection with this Section 2.6(d). Buyer's Adjustment Amount, if there are no disputes with respect thereto, or Buyer's Adjustment Amount as adjusted after the resolution of all disputes with respect thereto in accordance herewith, shall be referred to as the "Final Net Asset Adjustment."

                    (c) If the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment exceeds the Initial Cash Payment, then within five (5) business days after final determination thereof Buyer shall pay Seller the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check. If the Initial Cash Payment exceeds the sum of the Base Cash Purchase Price plus (or minus, if negative) the Final Net Asset Adjustment, then within five (5) business days after final determination thereof Seller shall pay Buyer the amount of such excess together with interest thereon for the period commencing on the Closing Date through the date of payment calculated at the Prime Rate in cash by federal or other wire transfer of immediately available funds, or certified or bank cashier's check.

            2. Deliveries and Proceedings at Closing. Subject to the terms and conditions of this Agreement, at the Closing:

               2.7.1 Deliveries to Buyer. PEI shall cause Seller to deliver to Buyer:

                    (a) bills of sale and instruments of assignment to the Acquired Assets, duly executed by Seller, substantially in the form of Exhibit B hereto and;

                    (b) the consents to transfer, of all transferable or assignable Contracts, Intellectual Property, Permits (including Environmental Permits), to the extent specifically required hereunder;

                    (c) title certificates to any motor vehicles included in the Acquired Assets, duly executed by Seller (together with any other transfer forms necessary to transfer title to such vehicles);

                    (d) one or more deeds of conveyance to the Real Estate to Buyer, without covenant or warranty of title, duly executed and acknowledged by Seller and in recordable form, each substantially in the form of Exhibit C hereto;

                    (e) the Foreign Investment in Real Property Tax Act Certification and Affidavit for each parcel of Real Estate, duly executed by the Seller Parties, substantially in the form of Exhibit D hereto (the "FIRPTA Affidavit");

                    (f) the certificates, opinions and other documents required to be delivered by PEI and Seller pursuant to Section 6.1 hereof and certified resolutions evidencing the authority of Seller as set forth in Section 3.2 hereof;

                    (g) all agreements and other documents required by this Agreement;

                    (h) a receipt for the payment of the Initial Cash Payment duly executed by Seller;

                    (i) all such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to transfer to Buyer the Acquired Assets in accordance with this Agreement and where necessary or desirable, in recordable form;

                   (j) a lease of that portion of the Common Plant Assets which Buyer and Seller shall determine is reasonably required for the operation of the Business, substantially on terms set forth in Exhibit E; and

                   (k)  the Operating Easement duly executed by Seller.

               2.7.2 Deliveries By Buyer to the Seller Parties. Buyer will deliver to the Seller Parties:

                    (a) wire transfer of immediately available funds in an amount equal to the Initial Cash Payment;

                    (b)  the Assumption Agreement, duly executed by Buyer;

                    (c)  the Operating Easement duly executed by Buyer;

                    (d) the certificates, opinions and other documents required to be delivered by Buyer pursuant to Section 6.2 hereof; and

                    (e) all such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Assumed Liabilities in accordance with this Agreement.

          2.8 Allocation of Consideration. Buyer and Seller shall endeavor in good faith to agree upon an allocation of the consideration paid by Buyer to Seller among the Acquired Assets within 90 days after the Closing Date; Buyer and Seller shall endeavor in good faith to determine the value of the Acquired Assets subject to real estate transfer taxes within 90 days after the date hereof. If Buyer and Seller are unable to agree on the allocation, then, if Buyer so requests, the allocation shall be determined by an appraiser selected by Buyer and reasonably acceptable to Seller; the Buyer shall pay the fees and expenses of such appraisal. Buyer and the Seller Parties shall each report the federal, state and local income and other tax consequences of the transactions contemplated by this Agreement (which for purposes of this Agreement includes the Transaction Documents) in a manner consistent with such allocation if determined in accordance with the preceding two sentences including, but not limited to, the preparation and filing of Form 8594 under Section 1060 of the Code (or any successor form or successor provision of any future tax law, or any comparable provision of state, or local tax law) with their respective federal, state and local income tax returns for the taxable year that includes the Closing Date.

           2.9 Prorations. The parties hereto agree that the following expenses shall be calculated and pro rated as of the Closing Date, with Seller responsible for such expenses for the period up to the Closing Date, and Buyer to be responsible for the period on and after the Closing Date:

           2.9.1 personal and real property taxes (on the basis on which the same were assessed and paid) and sales, occupation and use taxes, in each case, to the extent relating to the Business and except as otherwise provided in
Section 7.1;

           2.9.2 electric, fuel, gas, telephone, sewer and utility charges, in each case, to the extent relating to the Business;

           2.9.3  rentals and other charges under Contracts to be assumed
by   Buyer   pursuant  to  Section  2.3  (except  to  the  extent  provided   in
Section 2.3.3(h); and

           2.9.4 charges under maintenance and service contracts and other Contracts (except to the extent provided in Section 2.3.3(h), and fees under Permits to be transferred to Buyer as part of the Acquired Assets.

           To the extent that any taxing authority shall assess or otherwise calculate real property taxes on a basis that includes both a portion of the Real Estate and a portion of the Excluded Real Estate, the parties agree that the following allocation principles shall apply. The parties shall each endeavor to obtain from the taxing authority a statement specifying the applicable taxes each party is obligated to pay. In the event that such a statement is not obtained, (a) the party receiving a tax bill shall be responsible for paying the tax, and the other party shall be required to reimburse the first party promptly following determination of the allocation,
(b) the taxes based on the value of land shall be allocated based on the square footage of the property owned by each of them, (c) the taxes based on the value of improvements shall be allocated based on the assessed value, if known, of the improvements located on the lands of each party, and (d) all other taxes shall be allocated by mutual agreement in a manner generally consistent with the foregoing. The parties each agree to negotiate in good faith regarding these allocations.


                           ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES
                           OF SELLER

     Each of Seller and PEI jointly and severally represent and warrant to Buyer as follows:

           3.1  Qualification; No Interest in Other Entities.

                3.1.1 PEI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and corporate authority to own and vote the common stock, no par value, stated value $10.00 per share of Seller.

                3.1.2 Seller is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and corporate authority to own, lease and operate the Acquired Assets and the Business as presently being conducted. Seller is qualified to do business and is in good standing as a foreign corporation in all jurisdictions wherein the nature of the business conducted by it or Seller's ownership or use of assets and properties make such qualification necessary except such failures to be qualified or to be in good standing, if any, which when taken together with all such other failures of Seller do not have a Material Adverse Effect.

                3.1.3 No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Acquired Assets.

                3.2    Authorization and Enforceability.  Each of Seller and
PEI has  full  corporate power and corporate authority to execute, deliver and perform this Agreement and all other agreements and instruments to be executed by them in connection herewith (such other agreements and instruments being hereinafter referred to collectively as the "Transaction Documents"). The execution, delivery and performance by PEI and Seller of this Agreement and the Transaction Documents to which PEI and/or Seller is a party have been duly authorized by all necessary corporate action on the part of each of them, subject to the approval of each of Seller's and PEI's respective common (and in the case of Seller, preferred) stockholders. This Agreement has been duly executed and delivered by Seller and PEI, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by Seller and PEI. This Agreement is a legal, valid and binding obligation of Seller and PEI, enforceable against them in accordance with its terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which PEI and Seller is a party will be duly executed and delivered by PEI and Seller and will constitute the legal, valid and binding obligations of Seller and PEI, enforceable against them in accordance with its respective terms except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

               3.3 No Violation of Laws or Agreements. The execution, delivery, and performance of this Agreement and the Transaction Documents by PEI and/or Seller do not, and the consummation of the transactions contemplated by this Agreement and the Transaction Documents by PEI and Seller, will not (a) contravene any  provision of  the  Restated
Articles of Incorporation or Bylaws  of  PEI  or  Seller;  or
(b) except as set forth on Schedule 3.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of, or result in the creation or imposition of any Lien of any nature whatsoever upon any of the Acquired Assets or give to others any interests or rights therein under (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit or other agreement or commitment, oral or written, to which PEI or Seller is a party, or by which the Business or any of the Acquired Assets may be bound or affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, Liens, interests or rights which, individually and in the aggregate, do not have a Material Adverse Effect or will be cured, waived or terminated prior to the Closing Date, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation, to which Seller or PEI is subject other than those violations or conflicts which individually and in the aggregate would not have a Material Adverse Effect.

           3.4 Financial  Statements.   Seller  has previously  delivered to
Buyer the financial statements of Seller  contained  in  Schedule  3.4
(collectively,  the  "Financial  Statements")  and  the   Interim
Statement of Net Assets. The Financial Statements of Seller fairly present in all material respects the financial position and the results of operations of Seller in accordance with generally accepted accounting principles ("GAAP") consistently applied. Except as set forth on Schedule 3.4, the Interim Statement of Net Assets (a) has in all material respects been derived from the books and records of Seller and reflects the separation of the operations associated with the Business from other operations of Seller; and (b) fairly presents in all material respects the Acquired Assets and Assumed Liabilities as of the Interim Statement of Net Assets Date and has been prepared in accordance with GAAP. The Financial Statements as of and for the period ending December 31, 1994 have been prepared in the same manner and utilizing the same accounting principles, policies and methods used in the Financial Statements as of and for the period ending December 31, 1993 insofar as such Financial Statements relate to Acquired Assets or Assumed Liabilities. The Interim Statement of Net Assets has been prepared in the same manner and utilizing the same accounting principles, policies and methods used in the Financial Statements insofar as the Financial Statements relate to Acquired Assets or Assumed Liabilities. The financial statements included in the Annual Report to the PPUC for the year ended December 31, 1993 were prepared in all material respects in accordance with the rules and regulations of the PPUC.

           3.5  No Changes.  Since the Interim Statement  of  Net
Assets Date to the date hereof, Seller has conducted the Business as presently operated only in the ordinary course of business consistent with past practice. Since the Interim Statement of Net Assets Date, except as disclosed in Schedule 3.5, there has not been:

              3.5.1     any Material Adverse Effect;

              3.5.2 prior to the date of this Agreement, any change in the salaries or other compensation payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any Transferred Employee, or material change or material addition to, or material modification of, other benefits (including any bonus, profit-sharing, pension or other plan in which any of the Transferred Employees participate) to which any of the Transferred Employees may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan other than in any such case
(i) in the ordinary course consistent with past practice, (ii) as required by law, or (iii) as required by the Collective Bargaining Agreements;

              3.5.3 any alteration in any material respect of the customary practices with respect to the collection of accounts receivable of the Business or the provision of discounts, rebates or allowances;

              3.5.4 any disposition of or failure to keep in effect any rights in, to or for the use of any Permit of the Business which individually or in the aggregate would have a Material Adverse Effect;

              3.5.5 any damage, destruction or loss affecting the Business which individually or in the aggregate would have a Material Adverse Effect whether or not covered by insurance;

              3.5.6 prior to the date of this Agreement, any change by Seller in its method of accounting or keeping its books of account or accounting practices with respect to the Business except as required by GAAP and is set forth on Schedule 3.5; or

              3.5.7 prior to the date of this Agreement, any sale, transfer or other disposition of any material assets, properties or rights of the Business, except in the ordinary course of business consistent with past practice.

           3.6  Contracts.  As of the  date  of  this  Agreement,
Schedule 3.6 contains a list of all Contracts (other than with respect to which the Business' total annual liability or expense is less than (a) $100,000 per such Contract and (b) $3,000,000 per all such Contracts). Seller has delivered to Buyer a correct and complete copy of each written agreement listed in
Schedule 3.6. Except as disclosed on Schedule 3.6, with respect to each Contract, neither Seller nor, to the Seller Parties' knowledge, any other party thereto, is in breach or default, and to the Seller Parties' knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the Contract, except in each case where such breaches, terminations, modifications, accelerations or defaults, individually or in the aggregate, do not have a Material Adverse Effect. Except as set forth in Schedule 3.6, there are no disputes pending or to the best of the Seller Parties' knowledge, threatened, under or in respect of any of the Contracts, other than those that individually and in the aggregate do not have a Material Adverse Effect.

           3.7  Permits  and Compliance With Laws Generally.

               3.7.1 Except as disclosed on Schedule 3.7, Seller possesses and is in compliance with all Permits required to operate the Business as presently operated and to own, lease or otherwise hold the Acquired Assets under all applicable laws, rules, regulations, ordinances and codes, including Environmental Laws (as defined below), except to the extent that any failure to possess, or to comply with, any Permit, laws, rules, regulations or orders would not, individually or in the aggregate, have a Material Adverse Effect. Except as disclosed in Schedule 3.7, the Business is conducted by Seller in compliance with all applicable laws (including the Occupational Safety and Health Act and the rules and regulations thereunder ("OSHA"), zoning, building and similar laws and Environmental Laws), rules, regulations, ordinances, codes, judgments and orders, except for such failures to comply which do not individually or in the aggregate have a Material Adverse Effect. All Permits of Seller relating to the operation of the Business are in full force and effect, other than those the failure of which to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. There are no proceedings pending or, to the Seller Parties' knowledge, threatened that seek the revocation, cancellation, suspension or any adverse modification of any such Permits presently possessed by Seller other than those revocations, cancellations, suspensions or modifications which do not individually or in the aggregate have a Material Adverse Effect.

               3.7.2 Except as set forth on Schedule 3.7, no outstanding notice, citation, summons or order has been issued, no outstanding complaint has been filed, no outstanding penalty has been assessed and no investigation or review is pending or, to the knowledge of the Seller Parties, threatened, by any Authority or other Person with respect to any alleged (i) violation by Seller or any Affiliate of Seller relating to the Business of any law, ordinance, rule, regulation, code or order of any Authority; or (ii) failure by Seller or any Affiliate to have any Permit required in connection with the conduct of the Business or otherwise applicable to the Business (including the Acquired Assets), except, in each case, where such violations or failures, individually or in the aggregate, would not have a Material Adverse Effect.

           3.8  Environmental Matters.  Except as  set forth  on  Schedule
3.8 hereto, and with such exceptions as are not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect:

               3.8.1 Seller has not disposed of or arranged for the disposal of or Released any Hazardous Substances, other than in conformity with applicable laws and regulations, at any Real Estate, or, in connection with the Business or Acquired Assets, at any other facility, location, or other site.

               3.8.2 Seller has not received any written notice or request for information with respect to, and to the best of the Seller Parties' knowledge, Seller has not been designated a potentially liable party for remedial action or response costs, in connection with any Real Estate, or, as of the date hereof, with respect to the Business or Acquired Assets, at any other facility, location, or other site under the federal Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or comparable state statutes.

              3.8.3 To the best of the Seller Parties' knowledge, except for such use or storage of Hazardous Substances as is incidental to the conduct of the Business, which use and storage is or has been in compliance with applicable laws and regulations, and which use and storage has not caused any condition that requires Remedial Action, no Real Estate has been used for the storage, treatment, generation, processing, production or disposal of any Hazardous Substances or as a landfill or other waste disposal site in violation of any law, rule or regulation.

              3.8.4 To the best of the Seller Parties' knowledge underground storage tanks are not, and have not in the past been, located on or under any Real Estate.

              3.8.5 There are no pending or unresolved claims against Seller or the Business for investigatory costs, cleanup, removal, remedial or response costs, or natural resource damages arising out of any Releases or threat of Release of any Hazardous substances at any Real Estate or, as of the date hereof, with respect to the Business or the Acquired Assets or at any other facility, location, or other site.

               3.8.6 To the best of the Seller Parties' knowledge, no polychlorinated biphenyls ("PCBs") or asbestos-containing materials are located at or in any Real Estate in violation of Environmental Laws or which require Remedial Action.

               3.8.7 To the best of the Seller Parties' knowledge, no Hazardous Substance managed or generated by or on behalf of Seller at the Real Estate or in connection with the Business or Acquired Assets has come to be located at any site that is listed or formally proposed for listing under CERCLA, the Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"), or any similar state list or that is the subject of federal, state, or local enforcement actions or investigations.

               3.8.8 The Seller Parties know of no facts or circumstances related to environmental matters (i) in connection with the operation of the Business or (ii) concerning the Real Estate, that are reasonably likely to result in any material reduction in the quality or quantity of water available for supply to the Seller Parties' customers.

               3.8.9 The Seller Parties will within thirty (30) days of the date hereof provide Buyer with copies of all written environmental audits or investigations of which they are aware (after due inquiry) prepared for the Real Estate or operations of the Business.

               3.8.10 Except as set forth in Schedule 3.8.10-I or the Seller Parties' Annual Reports on Form 10-K for the year ended December 31, 1994:

                     (a)    The  Seller  Parties  (including  for  purposes   of
Section 3.8.10(a) and (b), Affiliates and predecessors of the Seller Parties) are and have been for the past three years in full compliance with all federal and state primary drinking water standards;

                    (b) The Seller Parties are and have been for the past three years in full compliance with all federal and state secondary drinking water standards; and

                    (c) As to all outstanding violations of state or federal drinking water standards, as of the date hereof, the Seller Parties have completed or are in the process of completion in accordance with all applicable deadlines, all actions required by Environmental Law or Authorities to correct or otherwise respond to such violations. The estimated dates of completion of such actions are listed on Schedule 3.8.10-II.

              3.8.11 None of the Seller Parties will be required to place any notice or restriction relating to the presence of Hazardous Substances in the deed to any Real Estate, or in any written instrument accompanying this Agreement, and no Real Estate has such a notice or restriction in its deed or any other written instrument relating to the purchase, lease or rental of such property.

For the purposes of these Sections 3.7 and 3.8: (A) "Remedial Action" means all actions to (x) clean up, remove, treat or in any other way respond to any presence, Release or threat of Release of Hazardous Substances; (y) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substances so it does not endanger or threaten to endanger public or employee health or welfare or the environment; or (z) perform studies, investigations or monitoring necessary or required to investigate the foregoing; (B) "Environm ental Laws" means any common law or federal, state or local law, statutes, rule, regulation, ordinance, code, judgment or order relating to the protection of the environment or human health and safety and includes, but is not limited to,
CERCLA  (42  U.S.C.   9601, et seq.), the Clean Water Act (33  U.S.C.   1251  et
seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the Toxic Substances Control Act (15 U.S.C. 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. 300f et seq.) and the Oil Pollution Act of 1990 (33 U.S.C. 2701 et seq.), each as has been or may be amended and the regulations promulgated pursuant thereto; (C) "Released" means released, spilled, leaked, discharged, disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape; and (D) "Hazardous Substances" means hazardous or toxic or polluting substance or waste or contaminant, including petroleum products, PCBs and radioactive materials.

           3.9 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Seller or PEI of this Agreement, the Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by the Seller Parties, including without limitation in connection with the assignment of the Contracts and Permits contemplated hereby, except (i) as required by the Hart-Scott Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) as specified on Schedule 3.9 and
(iii) for such other consents, approvals, authorizations, registrations or filings the failure of which to obtain or make would not individually or in the aggregate have a Material Adverse Effect.

           3.10  Title.  Seller has good and valid title to all  of
the Acquired Assets constituting personal property, good and marketable title in fee simple to all of the owned Acquired Assets constituting Real Estate and good and valid leasehold title to all of the leased Acquired Assets constituting Real Estate, in each case, free and clear of Liens subject only to the Permitted Exceptions. "Permitted Exceptions" as used herein shall mean (a) the Liens set forth in Schedule 3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the aggregate, do not have a Material Adverse Effect (it being understood that to the extent a Permitted Exception relates to or arises from a Retained Liability, Seller shall still be liable for such Retained Liability to the extent set forth herein).

          3.11  Real Estate.

               3.11.1 As of the date hereof, Seller has not received any written or oral notice for assessments for public improvements against the Real Estate which remains unpaid, and to the best knowledge of the Seller Parties, no such assessment has been proposed. Except as set forth on Schedule 3.11, as of the date hereof, there is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate and to the best knowledge of the Seller Parties no such proceeding is threatened.

               3.11.2 Except as disclosed on Schedule 3.11, as of the date hereof, Seller is not a lessee under any Contract relating to the use or occupancy of the Real Estate involving annual payments in excess of $25,000.

          3.12  Taxes.  The Seller Parties have (a) timely filed all material returns and reports for Taxes, including information returns, that are required to have been filed in connection with, relating to, or arising out of, the Business, (b) paid all Taxes that are shown to have come due pursuant to such returns or reports and (c) paid all other material Taxes not required to be reported on returns in connection with, relating to, or arising out of, or imposed on the property of the Business for which a notice of assessment or demand for payment has been received or which have otherwise become due. To the best of the Seller Parties' knowledge, all such returns or reports have been prepared in accordance with all applicable laws and requirements in all material respects. Except to the extent disclosed on Schedule 3.12, none of the assets of the Business or constituting any of the Acquired Assets (a) is property that is required to be treated as owned by another Person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code, (b) is "tax-exempt use property" within the meaning of Section 168(h) of the Code or (c) directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

              3.13  Patents    and    Intellectual    Property    Rights.
To the best of Seller's knowledge, the operations of Seller do not make any unauthorized use of any Intellectual
Property except for any such unauthorized uses which do not have a Material Adverse Effect. Assuming the consents listed as items 12 through 17 on Schedule
3.3 are obtained, Buyer will not lose any of Seller's rights to, or be required to pay increased royalties for, any Intellectual Property included in the Acquired Assets as a result of the Closing and the consummation of the transactions contemplated by this Agreement, except for any such rights or such increased royalties the loss or payment of which would, individually or in the aggregate, not have a Material Adverse Effect.

           3.14 Accounts Receivable. The accounts receivable of Seller arising from the Business as set forth on the Interim Statement of Net Assets or arising since the date thereof have arisen out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice; the allowance for collection losses on the Interim Statement of Net Assets has been determined in accordance with GAAP consistent with past practice.

          3.15  Labor Relations.  As of the date hereof, except  as  set forth in Schedule 3.15, to best of the knowledge of  the  Seller
Parties, there has been no union organizing efforts with respect to the Business conducted within the last three (3) years and there are none now being conducted with respect to the Business. Except as set forth in Schedule 3.15, Seller has not at any time during the three (3) years prior to the date of this Agreement had, nor, to the best of the Seller Parties' knowledge, is there now threatened, a strike, work stoppage or work slowdown with respect to or affecting the Business which had or could reasonably be expected to have a Material Adverse
Effect. As of the date hereof, except as set forth in Schedule 3.15, (i) no Employee is represented by any union or other labor organization and (ii) there is no unfair labor practice charge pending or, to the best knowledge of the Seller Parties, threatened against Seller relating to any of the Employees as related to the Business which could reasonably be expected to have a Material Adverse Effect.

          3.16  Employee Benefit Plans.

               3.16.1 Schedule 3.16.1 contains a true and complete list of each "employee benefit plan," as defined in Section 3(3) of ERISA (including any "multiemployer plan" as defined in Section 3(37) of ERISA), bonus, incentive, deferred compensation, excess benefit, employment contract, stock purchase, stock ownership, stock option, supplemental unemployment, vacation, sabbatical, sick-day, severance or other material employee benefit plan, program or arrangement (other than those required to be maintained by law), whether written or unwritten, qualified or nonqualified, funded or unfunded, foreign or domestic, (i) maintained by, or contributed to by Seller or any of its Affiliates, in respect of any Employee or Former Employee, or (ii) with respect to which Seller or any of its Affiliates has any liability in respect of any Employee or Former Employee (the "Benefit Plans"). Except as disclosed on
Schedule 3.16.1, neither Seller nor any of its Affiliates maintains any bonus, pension or welfare benefit plan, program or arrangement, including any deferred compensation arrangement, for directors, consultants or independent contractors of the Business.

               3.16.2 A true and complete copy of each Benefit Plan and related trust agreements and (to the extent applicable) a copy of each Benefit Plan's current summary plan description and in the case of an unwritten Benefit Plan, a written description thereof, has been furnished to Buyer. In addition, to the extent applicable, Buyer has been provided a copy of the most recent Internal Revenue Service ("IRS") determination letter issued to each Benefit Plan and a copy of the most recent IRS Form 5500 together with all schedules and accountants' statement filed, and actuarial reports prepared, on behalf of each Benefit Plan.

               3.16.3 Each Benefit Plan which is intended to be qualified under Section 401(a) of the Code (as designated on Schedule 3.16.1) is so qualified and any trust forming a part of such a Benefit Plan is tax exempt under Section 501(a) of the Code. Each such Benefit Plan has been amended, as and when necessary, to comply with the Tax Reform Act of 1986 and upon timely filing of an Application for Determination with the Internal Revenue Service, will be eligible to make further such amendments under the "remedial amendment period."

               3.16.4 Except as disclosed in Schedule 3.16.4, each Benefit Plan has been operated and administered in all material respects in accordance with its terms and all applicable laws, including ERISA and the Code.

               3.16.5 None of the Acquired Assets is subject to a Lien or Tax under the Code or ERISA.

               3.16.6 Neither Seller nor any ERISA Affiliate and, to the knowledge of the Seller Parties, no other Person, has taken any action or failed to take any action with respect to any Benefit Plan that may subject Buyer or any Benefit Plan under which liabilities are assumed by Buyer under
Section 5.10, 5.11 or 5.12 ("Assumed Benefit Plan") to any material liability or Tax under the Code or ERISA.

               3.16.7 Neither Seller nor any ERISA Affiliate has incurred or expects to incur any withdrawal liability with respect to any Benefit Plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA, including any withdrawal liability arising from the actions of Seller or any ERISA Affiliate contemplated by this Agreement. All contributions that Seller or any ERISA Affiliate have been obliged to make to any Benefit Plan, including any multiemployer plan, have been duly and timely made.

               3.16.8 There are no pending or, to the knowledge of the Seller Parties, threatened claims (other than routine claims for benefits), assessments, complaints, proceedings or investigations of any kind in any court or governmental agency with respect to any Benefit Plan which could reasonably be expected to give rise to a material liability to Buyer.

               3.16.9 Except as disclosed on Schedule 3.16.9, no Benefit Plan provides benefits, including without limitation, death or medical benefits, beyond termination of service or retirement other than (i) coverage mandated by law, or (ii) death or retirement benefits under a Benefit Plan qualified under
Section 401(a) of the Code. Except as disclosed in Schedule 3.16.9, Seller has communicated to retirees that future changes may have to be made to the health care programs offered to retirees and/or that contributions may be required of retirees. Except as disclosed in Schedule 3.16.9, neither the Vice President of Human Resources and Customer Services, the Director of Human Resources, nor the Vice President of Finance is aware of any representations made on behalf of the Company which would limit Seller's ability to change post-retirement benefits.

               3.16.10 With respect to each Benefit Plan that is a "group health plan" within the meaning of Section 607 of ERISA and that is subject to
Section 4980B of the Code, Seller and each ERISA Affiliate have complied in all material respects with the continuation coverage requirements of the Code and ERISA.

               3.16.11 As of January 1, 1995, the assets of the PEI Pension Plan exceeded the actuarial present value of the accumulated benefit obligation thereunder for all participants determined as described in Section 5.10.2 hereof.

            3.17   Absence  of  Undisclosed  Liabilities17      Absence   of
Undisclosed Liabilities. Except as disclosed in Schedule 3.17, Seller has no liabilities with respect to the Business which would constitute Assumed Liabilities, either direct or indirect, matured or unmatured or absolute, contingent or otherwise, except:

               3.17.1 those liabilities set forth on the Interim Statement of Net Assets or referred to in the notes to the Financial Statements and not heretofore paid or discharged;

               3.17.2 liabilities arising in the ordinary course of business under any Contract; and

                3.17.3 those liabilities incurred, consistent with past business practice, in or as a result of the normal and ordinary course of business since the Interim Statement of Net Assets Date and reflected in the books and records related to the Business;

               3.17.4 the obligations and liabilities set forth in Sections 5.9, 5.10, 5.11 and 5.12 hereof; and

               3.17.5 those other liabilities, which individually and in the aggregate, would not have a Material Adverse Effect.

            3.18  No  Pending  Litigation  or  Proceedings.  Except as
disclosed in Schedule 3.18, there  are  no actions, suits, investigations or proceedings pending against or, to the best of the Seller Parties' knowledge, threatened against or affecting, Seller, the Business or any of  the  Acquired Assets before any court  or  arbitrator  or
Authority which individually or in the aggregate, would have a Material Adverse Effect. Except as disclosed in Schedule 3.18, there are currently no outstanding judgments, decrees or orders of any court or Authority against Seller or PEI, which relate to or arise out of the conduct of the Business or the ownership, condition or operation of the Business or the Acquired Assets which individually or in the aggregate would have a Material Adverse Effect.

          3.19 Supply of Utilities. Except as set forth on Schedule 3.19, the Real Estate has adequate arrangements for supplies of electricity, gas, oil, coal and/or sewer for all operations at the 1994 or current operating levels, whichever is greater. Except as set forth on Schedule 3.19, there are no actions or proceedings pending or, to the best of the Seller
Parties' knowledge, threatened that would adversely affect the supply of electricity, gas, coal or sewer to the Real Estate except for those which individually and in the aggregate would not have a Material Adverse Effect.

           3.20 Insurance. Schedule 3.20 lists the Seller Parties' policies and contracts in effect as of the date hereof for insurance covering the Acquired Assets or Assumed Liabilities and the operation of the facilities constituting the Business owned or held by Seller or PEI, together with the risks insured against, coverage limits and deductible amounts.

           3.21 Relationship with Customers. As of the date hereof, Seller does not have any current customer which accounted for more than 5% of the net sales of the Business for the immediately preceding
12-month period.

           3.22  WARN Act.  Except as contemplated by Section  5.9
hereby or as set forth in Schedule 3.22 hereto, within six months prior to the date hereof, (i) Seller has not effectuated (a) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating  units within any site of employment or facility of the  Business;  or
(b)  a  "mass  layoff"  (as  defined in the WARN  Act)  affecting  any  site  of employment or one or more facilities or operating units within any site of employment or facility of the Business; (ii) Seller has not been affected by any transaction or engaged in layoffs or employment terminations with respect to the Business sufficient in number to trigger application of any similar state or local law; and (iii) none of Seller's employees who are employed in connection with the Business has suffered an "employment loss" (as defined in the WARN Act)
.

          3.23 Condition of Assets. Except as set forth on Schedule 3.23, the buildings, machinery, equipment, tools, furniture, improvements and other fixed tangible assets of the Business included in the Acquired Assets are in good operating condition and repair, reasonable wear and tear excepted.

           3.24  Brokerage.  None of the Seller  Parties  or their
Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to Buyer or its Affiliates.

           3.25 All Assets. Except as set forth on Schedule 3.25 and for the Excluded Assets, the Acquired Assets include all assets, rights, properties and contracts the use of which is necessary to the continued conduct of the Business by Buyer substantially in the manner as it was conducted prior to the Closing Date, including the service of all utility customers in substantially the same manner and at substantially the same service levels as provided by Seller on the date hereof.


                           ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES
                           OF BUYER


      Parent and Buyer jointly and severally represent and warrant to Seller as follows:

                 4.1  Organization and Good Standing

               4.1.1 Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

               4.1.2 Buyer is a corporation duly organized validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease and operate the Acquired Assets and the Business. Buyer is qualified to do business and is in good standing in all jurisdictions wherein the nature of the business conducted by it or Buyer's ownership or use of assets and properties make such qualification necessary, except such failures to be qualified or to be in good standing, if any, which when taken together with all such failures of Buyer do not have a material adverse effect on its ability to perform its obligations under this Agreement and the Transaction Documents.

             4.2 Authorization and Enforceability. Each of Buyer and Parent has full corporate power and corporate authority to, execute, deliver and perform this Agreement and the other Transaction Documents to which
either of them is  a  party.   The  execution, delivery  and  performance
by  Buyer and  Parent  of  this  Agreement  and  the Transaction  Documents to which Buyer and/or Parent is a party  have  been  duly authorized by all
necessary corporate action on the part of each of them.   This Agreement  has
been duly executed and delivered by Buyer and Parent, and as of the Closing Date the other Transaction Documents will be duly executed and delivered by Buyer and Parent. This Agreement is a legal, valid and binding obligation of Buyer and Parent, enforceable against them in accordance with its terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court. As of the Closing Date, each of the other Transaction Documents to which Buyer and Parent is a party will be duly executed and delivered by Buyer and Parent and will constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against them in accordance with its respective terms, except as such enforceability may be limited by applicable laws relating to bankruptcy, insolvency, fraudulent conveyance, reorganization or affecting creditors' rights generally and except to the extent that injunctive or other equitable relief is within the discretion of a court.

           4.3  No Violation of Laws or Agreements.  The execution, delivery and performance of this Agreement and the Transaction Documents by Buyer and/or Parent do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) contravene any provision of the
Articles of Incorporation or Bylaws of Buyer or the Certificate
of Incorporation or Bylaws of Parent; or (b) except as set forth on Schedule 4.3, violate, conflict with, result in a breach of, or constitute a default (or an event which would with the passage of time or the giving of notice, or both, constitute a default) under, or result in or permit the termination, modification, acceleration, or cancellation of (i) any indenture, mortgage, loan or credit agreement, license, instrument, lease, contract, plan, permit, authorization, proof of dedication or other agreement or commitment, oral or written, to which Parent or Buyer is a party, or by which any of their assets or properties may be bound of affected, except for such violations, conflicts, breaches, terminations, modifications, accelerations, cancellations, interests or rights which, individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents, or (ii) any judgment, injunction, writ, award, decree, restriction, ruling, or order of any court, arbitrator or Authority or any applicable constitution, law, ordinance, rule or regulation to which Buyer or Parent is subject other than those violations and conflicts which individually or in the aggregate do not have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

           4.4 Consents. No consent, approval or authorization of, or registration or filing with, any Person (governmental or private) is required in connection with the execution, delivery and performance by Buyer and Parent of this Agreement, the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby by Buyer or Parent except (i) as required by the HSR Act, (ii) as specified on Schedule 4.4 and (iii) for such consents, approvals, authorizations, registrations or filings, the failure to obtain or make would not individually or in the aggregate have a material adverse effect on their respective ability to perform their obligations under this Agreement and the Transaction Documents.

           4.5 Financing. Buyer and Parent have, and at the Closing Date, will have sufficient resources to pay the Purchase Price.

           4.6  Brokerage.   None  of  Parents,  Buyer  or  their
Affiliates have made any agreement or taken any other action which might cause any Person to become entitled to a broker's or finder's fee or commission as a result of the transactions contemplated hereunder which could result in liability to the Seller Parties.


                           ARTICLE 5

                      ADDITIONAL COVENANTS

          5.1 Conduct of Business. Except (i) as otherwise specifically permitted by this Agreement, (ii) as set forth in Schedule 5.1 hereto or (iii) with the prior written consent of Buyer, from and after the date of this Agreement and until the Closing Date, each of Seller and PEI agree that:

               5.1.1 Seller shall conduct the Business as presently operated and only in the ordinary course of business consistent with past practice.

               5.1.2 They shall promptly inform Buyer in writing of any specific event or circumstance of which they are aware, or of which they receive notice, that has or is likely to have, individually or in the aggregate, taken together with the other events or circumstances, a Material Adverse Effect on the Acquired Assets or the Assumed Liabilities.

              5.1.3     Seller shall not:

                   (a) change or modify in any material respect existing credit and collection policies, procedures and practices with respect to accounts receivable;

                    (b) enter into any contract or commitment, waive any right or enter into any other transaction (except in the ordinary course of business) which would have a Material Adverse Effect;

                    (c) commit to acquire subsequent to the Closing Date on behalf of the Business any capital asset or group of capital assets costing in excess of $1,000,000 which, if so acquired, would be included in the Acquired Assets; or sell or lease or agree to sell or lease or otherwise dispose of any assets included in the Acquired Assets except in the ordinary course of the conduct of the Business, consistent with past practice;

                    (d) except in the ordinary course of business, consistent with past practice or as required under any of Seller's debt instruments or indentures, mortgage, pledge or subject to any Lien (other than Permitted Liens) any of the Acquired Assets;

                    (e) change any compensation or benefits or grant any material new compensation or benefits payable to or in respect of any Transferred Employee except (i) as required by law, (ii) in the ordinary course, consistent with past practice and (iii) as required by the Collective Bargaining Agreements in existence on the date hereof; provided, however, no individual Employee shall in any event receive a compensation increase in excess of seven percent (7%) except as required by the Collective Bargaining Agreements in existence on the date hereof;

                   (f) other than in the ordinary course of business consistent with past practice, sell or otherwise transfer any assets necessary, or otherwise material to the conduct of, the Business which would constitute Acquired Assets;

                    (g) change the Seller's method of accounting or keeping its books of account or accounting practices with respect to the Business, except as required by GAAP; or

                    (h) intentionally and wilfully take or omit to take any action which if taken or omitted prior to the date hereof would constitute or result in a breach of any representations or warranties set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.7, 3.8, 3.10, 3.14, 3.16 and 3.25 hereof (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful omission to take action).

           5.2  Negotiations.   Neither PEI nor Seller nor any Person
controlled by PEI or Seller or under common control with PEI  or  Seller
(each such person being a "Section 5.2 Affiliate"), nor any officer, director, employee, representative or agent of PEI or Seller or any of their Section 5.2 Affiliates, shall, directly or indirectly, solicit or initiate or (subject to the fiduciary duties of the Board of Directors of PEI to its stockholders under applicable law as advised by counsel) participate in any way in discussions or negotiations with, or provide any information or assistance to, or enter into an agreement with any Person or group of Persons (other than Parent, Buyer or any Person controlled by Parent or Buyer or under common control with Parent, Buyer or any Persons providing financing to the parties hereto in connection with facilitating the consummation of the transactions contemplated by this Agreement) concerning any acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) that would result in the transfer to any such Person or group of Persons of ten percent (10%) of the Acquired Assets (as measured by net book value of such assets on the date of each such transaction) or the acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) involving Seller or PEI, if such acquisition, merger, consolidation, liquidation, dissolution, disposition or other transaction (or series of such transactions) would be inconsistent, in any respect, with the obligations of the Seller Parties hereunder (any of the foregoing transactions, a "Competing Transaction"). PEI will promptly notify Buyer of the substance of any inquiry or proposal concerning any such transaction that may be received by any of the directors or executive officers of PEI or Seller, their legal counsel or a Vice President or Managing Director of their financial advisor who is assigned to the Seller Parties account.

           5.3  Disclosure Schedules.  As promptly as practicable,  the
Seller  Parties  will provide  Buyer  with  a  supplement  or amendment  to the Disclosure Schedules with respect to any matter, condition  or occurrence which is required to be set forth or described in the Disclosure Schedules. For the avoidance of doubt, a matter, condition or occurrence shall only be "required" to be set forth or described in the Disclosure Schedules if the failure to be so disclosed would result in a breach of the applicable representation or warranty (qualified by Material Adverse Effect where applicable) on the date hereof or on the Closing Date. In addition, Seller shall have the right at any time and from time to time prior to the Closing to supplement or amend the Disclosure Schedules. Seller may provide Disclosure Schedules with respect to any representation or warranty of this Agreement whether or not a specific schedule is referred to therein. In the event that any supplement or amendment of such Disclosure Schedules shall be provided later than five (5) business days prior to the Closing Date the Buyer shall have the right to delay the Closing for a period of five (5) business days in order for Buyer to review such supplement or amendment. No such supplement or amendment shall be deemed to cure any breach of or alter any representation or warranty made in this Agreement so as to permit the Closing to occur unless Buyer specifically agrees thereto in writing. The Seller Parties shall promptly inform Buyer, and Buyer will promptly inform the Seller Parties of any fact or event which comes to their attention, the existence of which constitutes or likely will constitute a breach in any material respects of any representation or warranty in this Agreement. In addition, Buyer will, within five (5) days of receipt thereof, forward to Seller (i) any title report Buyer receives from a title company with respect to the Real Estate and (ii) any written communication regarding a specific Lien or title defect affecting a specifically identified parcel of the Real Estate sent to the President, Treasurer, General Counsel and Secretary of Parent, the Vice President and Treasurer of American Water Works Service Co., Inc. or the President of Buyer, and sent by a party other than the Seller Parties, their legal counsel, financial advisors or representatives.

           5.4 Mutual Covenants. The parties mutually covenant from the date of this Agreement to the Closing Date (and subject to the other terms of this Agreement, including Section 5.8 hereof):

               5.4.1  to cooperate with each other in determining  whether filings are required to be made or consents required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement and in making or causing to be made any such filings promptly and in seeking to obtain timely any such consents;

               5.4.2 to use all reasonable efforts to obtain promptly the satisfaction (but not waiver) of the conditions to the Closing of the transactions contemplated herein (each party hereto shall furnish to the other and to the other's counsel all such information as may be reasonably required in order to effectuate the foregoing action); and

               5.4.3 to advise the other parties promptly if such party determines that any condition precedent to its obligations hereunder will not be satisfied in a timely manner.

           5.5 Filings and Authorizations. The parties hereto will as promptly as practicable, make or cause to be made all such filings and submissions under laws, rules and regulations applicable to it or its Affiliates as may be required to consummate the terms of this Agreement, including all notifications and information to be filed or supplied pursuant to the HSR Act and with the Pennsylvania Public Utility Commission (the "PPUC") pursuant to the Pennsylvania Public Utility Code (the "Utility Code"). Any such filings and supplemental information will be in substantial compliance with the requirements of the applicable law, rule or regulation. Each of Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission to the PPUC or which is necessary under the HSR Act. The Seller Parties, on the one hand and Buyer and Parent, on the other, shall keep each other apprised of the status of any communications with, and inquiries or requests for additional information from, any Authority, including the PPUC, the United States Federal Trade Commission ("FTC") and the Antitrust Division of the United States Department of Justice (the "Antitrust Division"), and shall comply promptly with any such inquiry or request. Each of PEI, Seller, Parent and Buyer will use its reasonable efforts to obtain any clearance required under the HSR Act and from the PPUC for the purchase and sale of the Acquired Assets in accordance with the terms and conditions hereof. Notwithstanding the foregoing, nothing contained in this Agreement will require or obligate any party or their respective
Affiliates (i) to initiate, pursue or defend any litigation (or threatened litigation) to which any Authority (including the PPUC, the Antitrust Division and the FTC) is a party; (ii) to agree or otherwise become subject to any material limitations on (A) the right of Buyer or its Affiliates effectively to control or operate the Business or the right of Seller or its Affiliates effectively to control or operate Seller's gas business, (B) the right of Buyer or its Affiliates to acquire or hold the Business or the right of Seller or its Affiliates to hold the Excluded Assets or Seller's gas business, or (C) the right of Buyer to exercise full rights of ownership of the Business or all or any material portion of the Acquired Assets or the right of Seller to exercise full rights of ownership of Seller's gas business or all or any material portion of the Excluded Assets; or (iii) to agree or otherwise be required to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), or divest itself of all or any portion of the business, assets or operations of PEI, Seller, Parent, Buyer, any Affiliate of Buyer or the Business. The parties agree that no representation, warranty or covenant of
Buyer, Parent, PEI or Seller contained in this Agreement shall be breached or deemed breached as a result of the failure by Parent and Buyer on the one hand or the Seller Parties, on the other, to take any of the actions specified in the preceding sentence.

           5.6 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which will not be unreasonably withheld or delayed), unless counsel to such party advises that such announcement or statement is required by law (in which case the parties shall make reasonable efforts to consult with each other prior to such required announcement).

           5.7 Further Assurances. Each of PEI, Parent, Buyer and Seller, from time to time after the Closing, at Buyer's or Seller's request, will execute, acknowledge and deliver to the applicable person such other instruments of conveyance and transfer and will take such other actions and  execute  such  other documents, certifications, and further  assurances  as
Buyer or Seller, as the case may be, may reasonably require in order to transfer, in accordance with the terms and conditions of this Agreement, more effectively in Buyer or to put Buyer more fully in possession of any of the Acquired Assets or better to enable Buyer to complete, perform and discharge any of the Assumed Liabilities. Each party shall cooperate and deliver such instruments and take such action as may be reasonably requested by the other party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

          5.8 Cooperation.

               5.8.1 Parent, Buyer, PEI and Seller shall cooperate and shall cause their respective Affiliates, officers, employees, agents and representatives to cooperate to ensure the orderly transition of the Business from Seller to Buyer and to minimize the disruption to the Business resulting from the transactions contemplated hereby.

               5.8.2 Without limiting the foregoing, neither Parent and Buyer, nor PEI and Seller (nor any of their respective Affiliates) shall make any filings pursuant to federal or state securities laws ("Securities Filings") or make any consent solicitations to holders of Assumed Indebtedness which include any information about Seller, Buyer (or their respective Affiliates) or the transactions contemplated hereby without the prior written approval of the other party, which approval shall not be unreasonably withheld or delayed; provided, however, that if such consent is withheld or delayed, any party may so disclose such information in its reasonable judgment to the extent such party's counsel advises it that such disclosure is required by applicable law. Each of Parent, Buyer, PEI and Seller shall, and shall cause their respective Affiliates to, comply with all applicable federal and state securities laws in connection with this Agreement and the transactions contemplated hereby (including any solicitation of consents of holders of Assumed Indebtedness), and all information supplied by any party for inclusion in any Securities Filing or consent solicitation, including, without limitation, any proxy or information statement, or any registration statement on Form S-4 shall be true and correct in all material respect and shall not contain any untrue statement of a material fact or omit to state any material fact which is required to be stated therein or which is necessary to make the statements contained therein not misleading in light of the circumstances in which they were made.

              5.8.3 If required under applicable law, each of PEI and Seller shall prepare a proxy statement (collectively, the "Proxy Statements") for the PEI common stock and Seller's preferred stock, file them with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, and use all reasonable efforts to have them cleared by the SEC. Parent, Buyer, PEI and Seller shall cooperate with each other in the preparation of the Proxy Statements, and the Seller and PEI shall notify Parent and Buyer of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent and Buyer promptly copies of all material correspondence between PEI and the Seller (or either of them) or any of their representatives and the SEC. Each of PEI, Seller, Parent and Buyer agrees to use its reasonable efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC. As promptly as practicable after the Proxy Statements have been cleared by the SEC, PEI and Seller shall mail the Proxy Statements to their respective stockholders.

               5.8.4 Unless this Agreement has been terminated in accordance with Section 6.3 hereof, each of PEI and the Seller, acting through their respective Board of Directors, shall, in accordance with applicable law and its respective Articles of Incorporation and By-Laws:

                   (a) after the Proxy Statements have been cleared by the SEC, promptly and duly call, give notice of, convene and hold as soon as practicable thereafter following the execution of this Agreement, a meeting of its common (in the case of PEI) and preferred (in the case of Seller) stockholders for the purpose of voting to approve and adopt this Agreement and the consummation of the transactions contemplated hereby by Seller and PEI;

                    (b) subject to the fiduciary duties of the directors of PEI under Pennsylvania law as advised by counsel and subject to the fiduciary duties of the directors of Seller to the holders of Seller's preferred stock as advised by counsel, recommend approval of this Agreement and the transactions contemplated hereby by its common stockholders (and in the case of Seller, preferred) and include in the Proxy Statement such recommendation, and use reasonable efforts to solicit and secure such approval.

               5.8.5 During the first 180 days after the Closing Date, Buyer shall have the right to use all of the logos, trademarks and trade identification of Seller as are located at the Real Estate or on the Acquired Assets (collectively, the "Trademarks"). Buyer's use of the Trademarks shall be in accordance with such reasonable quality control standards as may be promulgated by Seller and provided to Buyer. If Seller shall notify Buyer in writing of Buyer's material failure to comply with such reasonable quality control standards and Buyer continues to not comply with such reasonable quality control standards for more than 20 days after receipt of such notice, Seller shall have the right to terminate Buyer's right under this Section 5.8.5 to use the Trademarks.

                5.8.6 Seller shall give Buyer and its representatives (including Buyer's Accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to the properties, contracts, employees, books, records and affairs of Seller to the extent relating to the Business and the Acquired Assets, and shall cause its officers, employees, agents and representatives to furnish to Buyer all documents, records and information (and copies thereof), to the extent relating to the Business and the Acquired Assets, as Buyer may reasonably request. Except to the extent disclosed in the Disclosure Schedules in accordance with Sections 5.3 and 8.4, no investigation or receipt of information by Buyer pursuant to, or in connection with, this Agreement, shall diminish or obviate any of the representations, warranties, covenants or agreements of Seller or PEI under this Agreement or the conditions to the obligations of Parent or Buyer under this Agreement. All information provided to Buyer under this Agreement shall be held subject to the terms and conditions of the Confidentiality Agreement dated March 23, 1995 between PEI and Parent.

          5.9 Employees; Employee Benefits.

               5.9.1 Schedule 5.9.1 lists divisions and the number of all salaried and hourly employees actively employed (as of the date of this Agreement) in each division by Seller or any of its Affiliates whose primary responsibilities relate to the Business. Schedule 5.9.1 lists job classifications and number of employees in each job classification of those employees whose terms and conditions of employment are subject to a Collective Bargaining Agreement ("Union Employees"). All individuals referred to on
Schedule 5.9.1 are herein referred to as the "Employees." As soon as practical after the execution of this Agreement, Buyer and Seller shall determine at least 294 of the Employees to whom Buyer will offer employment and such additional number of Employees, if any, whom Buyer also wishes to employ. Upon determination of such Employees, Seller will supplement Schedule 5.9.1 with the name, job title, unused vacation, current base salary or hourly wage, date of hire and assigned location of each Transferred Employee (as that term is defined below). At the Closing, Seller shall provide an updated Schedule 5.9.1 which shall disclose all the information required under the preceding sentence as of the most recent practicable date prior to Closing.

                5.9.2 Effective as of the Closing, Buyer shall offer employment to at least 294 of those employees included on Schedule 5.9.1. All Employees to whom Buyer offers employment and who accept such employment are herein referred to as the "Transferred Employees." In the event any Employees do not accept Buyer's offer of employment, Buyer shall offer employment to such additional employees (the identity of whom shall be determined by Buyer and Seller) as are necessary to bring the total number of Transferred Employees to at least 294. Subject to the provisions of this Section 5.9, Buyer shall provide each Transferred Employee with compensation and employee benefits which are substantially comparable to those provided by Buyer to its other similarly situated employees. Buyer agrees (i) to waive any waiting period or limitations regarding pre-existing conditions with respect to Transferred Employees and their Beneficiaries under any group-health or long-term disability plan maintained by Buyer (and/or any of its Affiliates) for the benefit of any Transferred Employee, (ii) to credit any covered expenses incurred by a
Transferred Employee or Beneficiary of a Transferred Employee under Seller's group health plan prior to the Closing towards any deductibles or limits under any group health plan maintained by Buyer (and/or any of its Affiliates) for the benefit of any Transferred Employee, (iii) to credit the service of each Transferred Employee with Seller and its Affiliates before the Closing, for all purposes under all employee benefit plans and arrangements maintained by Buyer (and/or any of its Affiliates) for the benefit of any Transferred Employee, other than for purposes of benefit accrual under any "defined benefit plan", within the meaning of Section 3(35) of ERISA (iv) to provide accrued vacation to Transferred Employees in the year in which the Closing occurs, equal to the excess, if any, of the accrued vacation to which the Transferred Employee would otherwise be entitled under Seller's vacation plan during that year over the amount of accrued vacation the Transferred Employee had taken during that year, and, thereafter, to provide vacation to Transferred Employees on the same basis as provided to similarly situated employees of Buyer, with service credit as provided in (iii), hereof, (v) to provide severance benefits to Transferred Employees terminated by Buyer without cause within two years of Closing that are substantially comparable to those benefits provided by Buyer to similarly situated employees and (vi) to comply with all applicable legal requirements with respect to Union Employees (including without limitation any applicable duty to bargain with those employees' bargaining representative). Buyer shall be responsible for providing to each Transferred Employee vacation in an amount equal to the Transferred Employee's vacation entitlement for the year of Closing reduced by the number of vacation days such Transferred Employee has taken on or before Closing. Nothing in this Section 5.9 shall limit Buyer's authority to terminate the employment of any Transferred Employee at any time and for whatever reason. Until the second anniversary of the Closing Date, neither Seller nor any of its Affiliates shall directly or indirectly solicit or offer employment to any Transferred Employee then employed by Buyer or its Affiliates.

               5.9.3  Except as specifically provided in Section  5.9.6  and
Section 5.12, Seller shall be solely responsible for any liability, claim or expense (including reasonable attorneys' fees) related to compensation or employee benefits incurred by Buyer as the result of any claims against Buyer or its Affiliates that are made by any Employees or Former Employees (or the Beneficiary of any Employee or Former Employee) who are not made offers to become employees of Buyer or its Affiliates including, without limitation, claims asserted against Buyer as a result of their termination by Seller or its Affiliates.

                5.9.4  Except   as  otherwise  specifically   provided   in
Section 5.9, 5.10, 5.11 or 5.12, Seller shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation claims or the benefits provided under the Benefit Plans, whether paid before or after the Closing) owed to any Transferred Employee or the Beneficiary of any Transferred Employee that arises out of or relates to (i) the employment relationship between Seller or any of its Affiliates and such Transferred Employee or Beneficiary, or (ii) any benefit claim or expense (including medical expenses) incurred before Closing under any Benefit Plan. For purposes of this Agreement, a medical expense shall be deemed to be incurred when the services giving rise to a claim are rendered, regardless of when billed or paid. Without limiting the foregoing, Seller shall be responsible for the payment of any employee benefits that become due to any Transferred Employees as a result of their termination by Seller.

               5.9.5 Buyer shall be solely responsible for any liability, claim or expense with respect to compensation or employee benefits of any nature (including, but not limited to, workers compensation, claims or the benefits provided under any employee benefit plan or arrangement of Buyer incurred after Closing) owed to any Transferred Employee or Beneficiary of any Transferred
Employee that arises out of or relates to (i) the employment relationship between Buyer or any of its Affiliates and any Transferred Employee or (ii) any benefit claim or expense (including medical expense) incurred after Closing under any employee benefit plan sponsored or contributed to by Buyer or an ERISA Affiliate after Closing. Notwithstanding the foregoing, Buyer shall not be responsible for the payment of any employee benefits that become due to any Transferred Employees under any Benefit Plan (other than the Assumed Benefit Plans).

               5.9.6 Seller currently allocates 420 of the Employees to the Business. Buyer agrees to reimburse Seller for 50% of the amount paid by Seller as severance under Seller's severance plan as in effect on the date hereof to any such Employees provided (i) Buyer does not offer to hire such Employees in accordance with the provisions of Sections 5.9, 5.10, 5.11 and 5.12 and (ii) Seller provides notice to those Employees on or shortly after the Closing Date to the effect that their employment will be terminated on or shortly after the Closing Date. Buyer will pay such reimbursement to Seller within 5 days after receipt of a list of the Employees showing which are entitled to severance pay, the amounts of that severance pay and certifying that those amounts have been paid.

               5.9.7 Until the second anniversary of the Closing Date, Buyer shall not directly or indirectly solicit or offer employment to any active employee of Seller or PEI, other than the Transferred Employees.

              5.10  Employee Pension Plan.

               5.10.1  Effective upon the date of the transfer  described  in
Section 5.10.2, subject to the terms and conditions of this Agreement, Buyer shall cause the American Water System Pension Plan (the "American Pension Plan") to assume the liability of the Employees' Retirement Plan of Pennsylvania Enterprises, Inc. (the "PEI Pension Plan") for benefits accrued to the Closing Date by those Transferred Employees participating in the PEI Pension Plan on the Closing Date (the " Affected Participants"). From and after the Closing Date, the Affected Participants will accrue additional benefits under the American Pension Plan, as if they were newly hired on the Closing Date, provided that they shall be given credit for service with Seller and its Affiliates for eligibility and vesting, but not benefit accrual purposes, to the same extent that credit for such service has been given by Seller and its Affiliates.

              5.10.2  Buyer shall deliver to Seller as soon as  practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Pension Plan and any amendment necessary to effectuate the transfer of assets and the assumption of benefit liabilities in accordance with this Section 5.10, (ii) a certified copy of the trust agreement for the American Pension Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Pension Plan; and (iv) an opinion from Buyer's legal counsel acceptable to Seller that the American Pension Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Pension Plan. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Buyer that the PEI Pension Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the PEI Pension Plan, and the transfer of assets to and assumption of benefit limitations by, the American Pension Plan. Promptly (but in any event within 120 days after Closing), PEI shall cause the trustee of the PEI Pension Plan to transfer in cash and such other property as may be acceptable to Parent to the trustee of the American Pension Plan an amount equal to the sum of (i) the actuarial present value of accumulated plan benefits of the Affected Participants as of the Closing Date using the actuarial methods and assumptions listed on Schedule 5.10.2, reduced by the amount of any distributions to Affected Participants, and (ii) an additional amount equal to interest at the Prime Rate on the amount described in the preceding clause (i)
for the period from the Closing Date to the date of such transfer. Both the Seller Parties and Parent will file any IRS Form 5310A that is required with respect to the transfer contemplated by this Section 5.10 at least thirty (30) days prior to the transfer. Upon the asset transfer described in this
Section 5.10, Buyer and the American Pension Plan shall be responsible for all benefits to which Transferred Employees were entitled under the PEI Pension Plan as of the Closing Date, and Seller and the PEI Pension Plan shall cease to have any liability, contingent or otherwise, for such benefits.

          5.11  Employee Savings Plan.

               5.11.1  Effective upon the date of the transfer  described  in
Section 5.11.2, subject to the terms and conditions of this Agreement, Buyer shall cause the Savings Plan for Employees of American Water Works Company, Inc. (the "American Savings Plan") to assume the liability of the Pennsylvania Enterprises, Inc. Employees' Savings Plan (the "PEI Savings Plan") for that part of account balances of those Transferred Employees participating in the PEI Savings Plan on the Closing Date (the "Affected Participants") that is transferred to the American Savings Plan. As of the Closing Date, Affected
Participants shall be 100% vested in their account balances under the PEI Savings Plan. Transferred Employees shall be given credit under the American Savings Plan for service with Seller and its Affiliates for eligibility and vesting, to the same extent that credit for such service has been given by Seller and its Affiliates.

               5.11.2 Buyer shall deliver to Seller as soon as practicable, but in no event later than ninety (90) days after Closing (i) a certified copy of the American Savings Plan and any amendment necessary to effectuate the transfer of assets and the assumption of account balances in accordance with this Section 5.11, (ii) a certified copy of the trust agreement for the American Savings Plan; (iii) the most recent favorable determination letter from the IRS with respect to the American Savings Plan; and (iv) an opinion from Buyer's legal counsel acceptable to Seller that the American Savings Plan, as so amended, complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of, and the transfer of assets and assumption of benefit liabilities by, the American Savings Plan. Seller shall deliver to Buyer as soon as practicable, but in no event later than ninety (90) days after Closing, an opinion from Seller's legal counsel acceptable to Buyer that the PEI Savings Plan complies or will comply on a timely basis with the applicable provisions of the Code relating to the qualification of the PEI Savings Plan, and the transfer of assets to, and assumptions of benefit limitations by, the American Savings Plan. PEI shall (i) allow the Affected Participants to elect whether to have their entire accounts under the PEI Savings Plan transferred to the American Savings Plan or to have their accounts under the PEI Savings Plan other than their PEI stock accounts transferred to the American Savings Plan and to retain their PEI stock accounts in the PEI Savings Plan (the portion of the PEI Savings Plan accounts to be transferred pursuant to the Affected Participant's elections is hereinafter the "Transferred Accounts") and (ii) as soon as practicable, but in any event within 120 days after Closing, cause the trustee of the PEI Savings Plan to transfer in cash, including, for those Affected Participants who elect to transfer their entire accounts, the cash value of any PEI stock held in their accounts, and promissory notes representing outstanding loans to Affected Participants to the trustee of the American Savings Plan an amount equal to the sum of the account balances of the Transferred Accounts calculated as of the most recent valuation date under the PEI Savings Plan (which shall, in any event, be within thirty
(30) days of the transfer). Both the Seller Parties and Buyer will file any IRS Form 5310A that is required with respect to the transfer contemplated by this
Section 5.11 date at least 30 days prior to the transfer. Upon the transfer described in this Section 5.11, Buyer and the American Savings Plan shall be responsible for all benefits attributable to the Transferred Accounts to which Transferred Employees were entitled under the PEI Savings Plan as of such date, and Seller and the PEI Savings Plan shall cease to have any liability, contingent or otherwise, for such benefits. Sellers and the PEI Savings Plan shall retain responsibility for all benefits attributable to the portion, if any, of each Affected Participant's PEI Savings Plan accounts that is not included in the Transferred Accounts and Buyer and the American Savings Plan shall have no liability, contingent or otherwise, for such benefits.

           5.12  Post-Retirement Health Care and Life Insurance.   Within
sixty (60) days of the Closing, Seller agrees to transfer to trusts established by Buyer under Section 501(c)(9) of the Code ("Buyer's VEBAs") the amount held under any trust established by Seller under Section
501(c)(9) of the Code ("Seller's VEBAs") to fund post-retirement health care and life insurance benefits attributable to the Former Employees identified pursuant to the method set forth on Schedule 5.12 and any Transferred Employees. Buyer agrees to provide post-retirement health care and life insurance benefits to the Former Employees listed on Schedule 5.12 and, as applicable, Transferred Employees who become eligible for such benefits after Closing and further agrees that Buyer's VEBAs will apply an amount at least equal to the sum of the assets (and earnings thereon calculated at the rate of return generated by Buyer's VEBAs) transferred from Seller's VEBAs to provide post-retirement health care and life insurance benefits for such employees. Upon Closing, Buyer shall be responsible for all obligations of the Seller Parties to provide post-retirement health care and life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing and the Seller Parties shall cease to have any liability, contingent or otherwise, for such benefits. Notwithstanding the foregoing, Buyer shall not pay and shall not assume any obligation or responsibility of Seller to provide post-retirement health care and life insurance benefits attributable to Former Employees to the extent that the PPUC has not authorized recovery for the expense of such benefits in Seller's water rates as of the Closing.

           5.13 Taxes. The Seller Parties, on the one hand, and Parent and Buyer, on the other, shall (a) each provide the other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes;
(b) each retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (c) each provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax return of the other for any period (which shall be maintained confidentially). Without limiting the generality of the foregoing, Parent and Buyer, on the one hand, and the Seller Parties, on the other, shall retain, until the applicable statutes of limitations (including all extensions) have expired, copies of all Tax returns, supporting workpapers, and other books and records or information which may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date, and shall not destroy or dispose of such records or information without first providing the other party with a reasonable opportunity to review and copy the same.

          5.14     Survey.

               5.14.1 Within 180 days after the date hereof Seller shall obtain at its sole cost and expense and deliver to Buyer a final survey (the "Survey") of the Real Estate listed on Schedule 1.1.1(a), and a final mapping of those portions of the Excluded Real Estate as may be required to be mapped in connection with the Operating Easement. The Survey shall (A) be prepared and sealed by a Professional Land Surveyor, registered in the Commonwealth of Pennsylvania, who may be an employee of Seller, (B) be referenced to the Pennsylvania Plane Coordinate System (North Zone), and where reasonably feasible, to existing permanent structures such as dams, buildings, roadways and abutments, and (C) contain a legal description of the Real Estate, including metes and bounds, sufficient in detail for the preparation of recordable deeds. The mapping of the Excluded Real Estate shall be sufficient in detail to permit the recordation of the Operating Easement.

               5.14.2 Buyer shall have 60 days after it receives the Survey and make such adjustments in the Survey as it, in its reasonable, good faith discretion, determines are necessary to operate the Business. Upon the expiration of such 60 day-period Buyer will notify Seller in writing of such adjustments. In the event that Seller disputes any such adjustments and Buyer and Seller are unable to resolve such dispute within 30 days, Seller and Buyer shall each have the right to terminate this Agreement.

               5.14.3 The Seller Parties shall keep Buyer reasonably informed at all times as to its progress with respect to the subdivision approval for which Seller makes application (other than proceedings before the PPUC) and shall provide Buyer with an opportunity to participate in such approval process including the right to approve any changes in boundary lines or conditions or restrictions imposed upon the Real Estate as a condition of any such subdivision approval.

           5.15 PEI Guarantees. Each of Parent and Buyer shall use its reasonable efforts to assist PEI in obtaining full and complete releases on the guarantees listed on Schedule 5.15  made  by  PEI  of Seller's
obligations with respect to certain of the Assumed Indebtedness.   For
purposes of this Section 5.15 and Section 5.16, reasonable efforts: (a) shall include Buyer's assumption of the Assumed Indebtedness on the terms set forth in this Agreement; (b) shall not be deemed to include any obligation on the part of Parent to provide a guarantee of Buyer's obligations under each such debt instrument assumed by Buyer at Closing; (c) shall include the obligation of Buyer to provide a debt obligation to the IDA satisfactory to the IDA in replacement of and in substitution for Seller's obligations to the IDA under Seller's outstanding tax-exempt financings; and (d) shall not impose on Buyer or Parent any obligation to issue any debt obligation under Section 5.16 other than an obligation (i) on terms substantially similar to Buyer's outstanding general first mortgage bond indebtedness (other than interest rate, fees and maturity) and (ii) bearing interest at rates, and with fees and maturities, equal to the Seller's indebtedness to the IDA.

           5.16 Assumption of Seller Debt. Each of Buyer and Parent shall use its reasonable efforts (as defined in Section 5.15) to assist Seller in obtaining all consents and taking such other actions as may be required to enable Buyer to assume at the Closing all of Seller's liabilities and obligations under the Assumed Indebtedness to the extent provided in Section 2.3.

          5.17 Schedule of Permits. Within ninety (90) days following the execution of this Agreement, PEI and Seller shall deliver to Buyer a schedule, to be identified as Schedule 5.17, which sets forth all material Permits required for the use of the Acquired Assets and the operation of the Business by Buyer substantially in the manner as it was conducted prior to the date hereof. For purposes of this Section 5.17 material Permits shall include those required for the service of all utility customers at substantially the same service levels as provided by Seller on the date of this Agreement. All Permits listed on Schedule 5.17 that are required to be listed on Schedule 3.3 or Schedule 3.9 shall be so designated. Seller has made or will make prior to the Closing Date timely applications for renewals of all such Permits listed on Schedule 5.17 which under applicable law must be filed prior to the Closing Date to maintain the Permits listed on Schedule 5.17 in full force and effect.

           5.18 Title Information. Within sixty (60) days following the execution of this Agreement, Seller shall use its reasonable efforts to deliver to Buyer true, correct and complete copies of all existing title policies, surveys, leases, deeds, instruments and agreements relating to title to the Real Estate in Seller's possession.

           5.19  Transaction with Related Parties.   Effective as of the
Closing Date, Seller shall have terminated and cancelled all contracts, commitments and agreements (including employment relationships) relating to the Acquired Assets or the Business, between Seller, any Affiliate of Seller (including PEI), any officer or director of Seller or PEI, or any Affiliate of the foregoing. Seller shall be solely liable for any contractual or other claims, express or implied arising out of the termination and cancellation of any of the foregoing raised by any party thereto.

           5.20 Approval by PEI. Upon approval of this Agreement and the transactions contemplated hereby by the common stockholders of PEI as contemplated by Section 5.8.4 hereof, PEI shall, as the sole owner of common stock of Seller, vote all of such shares of common stock to approve this Agreement and the transactions contemplated hereby.

          5.21  Supplemental Information.

               5.21.1 Seller shall provide Buyer, within five (5) days of the execution or the date of receipt thereof, a copy of (a) each Contract (other than with respect to which the Business' total annual liability or expense is less than $50,000 per such Contract) entered into by Seller after the date hereof and prior to the Closing Date; (b) a copy of any written notice for assessments for public improvements against the Real Estate received after the date hereof and prior to the Closing Date; (c) a copy of the filing of any condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Estate received after the date hereof but prior to the Closing Date; and (d) a copy of any Contract where Seller is a lessee relating to the use or occupancy of the Real Estate and where such Contract involves annual payments in excess of $25,000 entered into by Seller after the date hereof and prior to the Closing Date.

               5.21.2 Within five (5) days of the receipt of notice of violation Seller shall notify Buyer of any violations of state or federal drinking water standards which, if such violations existed on the date hereof, would be required to be disclosed pursuant to Section 3.8.10 hereof, and shall promptly notify Buyer of the actions proposed to be taken by Seller to correct or otherwise respond to such violations.

          5.22 Non-Competition. Except as set forth on Schedule 5.22, the Seller Parties agree that for a period of fifteen (15) years after the Closing Date neither Seller Party nor any Affiliate of a Seller Party shall directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of or be otherwise connected in any substantial manner with any entity engaged in the business of storing, supplying and distributing water in Pennsylvania, whether or not such business is subject to regulation by the Pennsylvania Public Utility Commission (it being understood that the individual directors of Seller and PEI are not Affiliates of a Seller Party).

          5.23 Insurance. Seller or PEI shall arrange, to the reasonable satisfaction of Buyer, for the first insurance policy listed on Schedule
3.19 (or any successor or replacement policy thereto) to provide coverage for events or occurrences occuring prior to Closing but reported within five years of the Closing Date.


                           ARTICLE 6

               CONDITIONS PRECEDENT; TERMINATION

            6.1 Conditions Precedent to Obligations of Buyer and Parent. The obligations of Buyer and Parent to cause the purchase the Acquired Assets and the assumption of the Assumed Liabilities and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions
(any one or more of which may be waived in writing in whole or in part by Buyer and Parent in their sole discretion):

            6.1.1 Performance of Agreements; Representations and Warranties. Seller and PEI shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Seller and PEI shall be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except Section 3.25), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a Material Adverse Effect, provided however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Buyer shall have been furnished with a certificate of the President or Vice President of Seller and PEI dated the Closing Date, certifying to the foregoing.

             6.1.2 Opinion of Counsel. Buyer shall have received from Moses & Gelso, counsel to Seller and PEI, an opinion dated the Closing Date, in form and substance satisfactory to Buyer, to the effect set forth in Exhibit F hereto.

             6.1.3  HSR Act.  The applicable waiting period under the  HSR
Act with respect to the transactions contemplated hereby shall have expired or been terminated.

             6.1.4 Required PPUC and Other Consents. The PPUC shall have issued an order approving the transactions contemplated hereby and affirming that the regulatory treatment with respect to the Business in existence as of the date of this Agreement afforded to Seller (including without limitation as to the recovery of deferred treatment plant costs and recovery of deferred billings) shall be continued following the transactions contemplated hereby, and such order shall not contain any restrictions or conditions (other than those in effect on the date hereof) which would have a Material Adverse Effect on the Acquired Assets or the Business, and such order shall be final and unappealable; Seller shall have obtained the statutory and regulatory consents and approvals listed on Schedule 6.1.4 hereto and all other statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and other Authorities in order to consummate the transactions contemplated hereby and to permit Buyer to conduct the Business in the manner contemplated by Section 3.25 hereof other than those the failure of which to obtain would not have a Material Adverse Effect (it being understood that the failure to obtain subdivision approval from any Authority other than the PPUC shall not be considered a required approval unless after the date hereof but prior to the Closing Date, there is any court decision or any change in, or in the interpretation by an appropriate Authority of, any law or regulation to the effect that subdivision approval from an Authority other than the PPUC is legally required for the subdivision of the Real Estate). Seller shall have also obtained (i) all consents and legal opinions required to enable Buyer to assume the IDA Financings (without any change in the tax-exempt status of the IDA Financings) and all consents required pursuant to the Indenture of Mortgage of Deed of Trust dated as of March 15, 1946 from Seller to First Trust of New York, National Association, as successor to Morgan Guaranty Trust Company of New York, as trustee, as supplemented (the "Mortgage Indenture") to enable Seller to sell the Acquired Assets and to grant and transfer the rights under the Operating Easement to Buyer at the Closing, free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture) and (ii) the consents listed on
Schedule 6.1.4 hereto.

              6.1.5  Injunction;  Litigation.   (i)   No  statute,   rule,
regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect Buyer's ownership of all or any material portion of the Acquired Assets, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which would reasonably be expected to materially limit or materially adversely affect Buyer's ownership of the Acquired Assets.

             6.1.6  Documents.   Seller and PEI shall have  delivered  the
Survey and all of the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof and shall have made arrangements satisfactory to Buyer to deliver to Buyer as promptly as practicable after the Closing, such records (including customer and employee records) necessary to own and operate the Business.

             6.1.7  Real Estate.

                    (a) Seller and Buyer shall have executed and delivered an access and maintenance easement agreement substantially in the form of Exhibit G hereto (the "Operating Easement").

                    (b) The IDA shall have transferred to Seller title to the Project Facilities as set forth in Exhibit A to the Project Facilities Agreement dated as of December 1, 1992 between Seller and the IDA.

                    (c) As of the Closing Date, the Real Estate, as surveyed pursuant to Section 5.14 hereof, together with the rights granted under the Operating Easement, as subject to the Permitted Exceptions, will be adequate to operate the Business consistent with past practice, including the service of all utility customers in substantially the same manner and at substantially the same service levels as the Seller has heretofore provided, and Buyer shall have been furnished with a certificate of the President or Vice President of Seller and PEI dated the Closing Date, certifying to the foregoing, which certification shall not survive the Closing.

                6.1.8  Shareholder  Approval.   This  Agreement   and   the
transactions contemplated hereby shall have been approved by the holders of a majority of the issued and outstanding shares entitled to vote thereon of (i) common stock of PEI, (ii) common stock of Seller and (iii) preferred stock of Seller.

          6.2 Conditions Precedent to Obligations of Seller Parties. The obligations of the Seller Parties to cause the sale of the Acquired Assets and to consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by the Seller Parties in their sole discretion):

             6.2.1  Performance of Agreements; Representations and
Warranties. Parent and Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing; and the representations and warranties set forth in this Agreement made by Buyer and Parent shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except for representations and warranties that speak as of a specific date or time other than the Closing Date (which need only be true and correct as of such date or time), other than, in all such cases (except
Section 4.2), such failures to be true and/or correct as would not in the aggregate reasonably be expected to have a material adverse effect on the respective ability of Buyer and Parent to perform their obligations under this Agreement and the Transaction Documents, provided, however, that if any such representation or warranty is already qualified in any respect by materiality or as to material adverse effect, for purposes of determining whether this condition has been satisfied, such materiality or material adverse effect qualification will be in all respects ignored and such representation or warranty shall be true and correct in all respects without regard to such qualification (but subject to the overall exception as to material adverse effect set forth immediately prior to this proviso). Seller shall have been furnished with a certificate of the President or Vice President of Parent and Buyer, dated the Closing Date, certifying to the foregoing.

               6.2.2 Opinion of Counsel. Seller shall have received from Dechert Price & Rhoads, counsel to Buyer, an opinion dated the Closing Date, in form and substance satisfactory to Seller, to the effect set forth in Exhibit H hereto.

               6.2.3  HSR Act.  The applicable waiting period under the  HSR
Act with respect to the transactions contemplated hereby shall have expired or been terminated.

               6.2.4  Required PPUC and Other Consents.  The PPUC shall  have issued an order approving the transactions contemplated hereby and such order shall not contain any restrictions or conditions which would have a material adverse effect on Seller or PEI, and such order shall be final and unappealable; Seller shall have obtained the statutory and regulatory consents and approvals listed on Schedule 6.2.4 hereto and all other statutory and regulatory consents and approvals which are required under the laws or regulations of the United States and other Authorities in order to consummate the transactions contemplated hereby, other than those the failure of which to obtain would not have a material adverse effect on the Seller or PEI after the Closing. Seller shall have obtained (i) all consents and legal opinions required to enable Buyer to assume the IDA Financings and Seller shall have obtained all consents required pursuant to the Mortgage Indenture to enable Seller to sell the Acquired Assets to Buyer at the Closing, free and clear of all Liens other than Permitted Exceptions (and specifically free and clear of any Lien arising under or pursuant to the Mortgage Indenture), and (ii) the consents listed as items 1-4, 7, 9 and 17-19 of Schedule 3.3. Seller and Buyer shall each have obtained all consents required to enable Buyer to grant and transfer the rights under the Operating Easement to Seller free and clear of all Liens other than the "Buyer Permitted Exceptions." "Buyer Permitted Exceptions" as used herein shall mean
(a) the Liens set forth in Schedule 3.10 hereto, (b) Liens securing Taxes, assessments, governmental charges or levies, or the claims of materialmen, mechanics, carriers and like persons, all of which are not yet due and payable or which are being contested in good faith or (c) such other Liens which, individually or in the aggregate, do not have a change or effect (or series of related changes or effects) which has or is reasonably likely to have a material adverse change in or effect upon the business, assets, condition (financial or otherwise), or results of operations of the business of the Seller Parties taken as a whole.

                6.2.5  Injunction;  Litigation.   (i)  No  statute,   rule,
regulation or order of any court or Authority shall be in effect which restrains or prohibits the transactions contemplated by this Agreement or which would limit or materially adversely affect PEI's or Seller's ownership of all or any material portion of its properties, nor (ii) shall there be pending or threatened any litigation, suit, action or proceeding by any party which could reasonably be expected to materially limit or materially adversely affect PEI's or Seller's ownership of any of its properties.

               6.2.6  Operating  Easement.   Seller  and  Buyer  shall  have
executed and delivered the Operating Easement.

               6.2.7 Documents. Parent and Buyer shall have delivered all the certificates, instruments, contracts and other documents specified to be delivered by it hereunder, including pursuant to Section 2.7 hereof.

               6.2.8  Shareholder  Approval.   This  Agreement   and   the
transactions contemplated hereby shall have been approved by the holders of a majority of the issued and outstanding shares entitled to vote thereon of (i) common stock of PEI, (ii) common stock of Seller and (iii) preferred stock of Seller.

           6.3 Termination. This Agreement may be terminated at any time prior to the Closing Date:

               6.3.1 by mutual written consent of the Seller Parties, Buyer and Parent;

               6.3.2 by any of the Seller Parties on five (5) business days notice if PEI or Seller receives a proposal to acquire from PEI or Seller all or most of the assets of PEI or Seller or the Business or at least a majority of the outstanding securities of PEI or Seller with general voting rights to elect directors of PEI or Seller, as the case may be, or any right or option to acquire any of the foregoing that PEI's Board of Directors determines in good faith is more favorable to the common stockholders of PEI than the transactions contemplated hereby;

              6.3.3 by any of the Seller Parties, Parent or Buyer if (i) the vote of the stockholders of PEI or the preferred stockholders of Seller to approve this Agreement and the transactions contemplated hereby shall not be obtained at any meeting, and/or any adjournments thereof, called therefor; (ii) any governmental or regulatory body the consent of which is a condition to the obligations of the Seller Parties, Parent and Buyer to consummate the transactions contemplated hereby shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful; (iii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, judgment or decree shall have become final and nonappealable; or (iv) the Closing shall not have occurred on or before April 26, 1996;

               6.3.4 by Buyer or Parent if (i) PEI or Seller fail to perform its obligations under Sections 5.8.3 with respect to preparing, filing and clearing the Proxy Statements with the SEC, or 5.8.4, and if, after ten (10) days written notice by Parent or Buyer of any such failure, PEI or Seller fail to cure (in the determination of Parent and Buyer) such failure, (ii) the directors of PEI or Seller fail at the time of the mailing of the Proxy Statements to their respective stockholders pursuant to Section 5.8.3 or at any time thereafter to recommend approval of this Agreement or withdraw such recommendation, or modify in a manner adverse to Parent and Buyer its recommendations or approval or (iii) PEI or Seller enter into any letter of intent or definitive agreement regarding a Competing Transaction; or

              6.3.5  by Seller or Buyer pursuant to Section 5.14.2.

              6.3.6 If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 6.3, this Agreement shall become void and of no further force and effect, except for the provisions of Section 5.6 relating to publicity, Section 6.4 relating to certain payments, Section 3.24 and 4.6 relating to brokerage, and Section 8.6 relating to jurisdiction. Nothing in this Section 6.3 shall be deemed to release either party from any liability for any willful breach by such party of the terms and provisions of this Agreement.

          6.4 Termination Payments.

               6.4.1 If (i) PEI or Seller terminates this Agreement in accordance with Section 6.3.2; (ii) the Seller Parties, Parent or Buyer terminates this Agreement in accordance with Section 6.3.3(i), and either PEI or Seller enter into any letter of intent or definitive agreement with respect to or consummate a Competing Transaction within three months of the date of such termination; or (iii) Buyer or Parent terminates this Agreement pursuant to
Section 6.3.4 and either PEI or Seller has entered into or enters into any letter of intent or definitive agreement with respect to or consummates a Competing Transaction within six months of the date of such termination; then in any such case within five (5) business days after the date of such termination (or, if applicable, the date PEI or Seller enters into any letter of intent or definitive agreement with respect to a Competing Transaction, or the date of consummation of a Competing Transaction) Seller shall pay to Buyer the sum of $9,000,000.

               6.4.2 In addition, in any circumstances under which Buyer is entitled to a payment pursuant to Section 6.4.1, Seller shall pay to Buyer all reasonable out of pocket expenses incurred by Buyer and Parent in connection with the transactions contemplated hereby up to a maximum expense reimbursement of $1,500,000. Seller shall not be required to make any expense reimbursement contemplated by this Section 6.4.2 unless and until it shall have a list from Parent or Buyer stating the amount of its Expenses and copies of supporting invoices.


                           ARTICLE 7

                  CERTAIN ADDITIONAL COVENANTS

           7.1 Certain Taxes and Expenses. The Seller Parties, on the one hand, and Buyer and Parent, on the other hand shall be equally responsible for all state and local sales, use, transfer, real property transfer, documentary stamp, recording and other similar taxes arising from and with
respect to the sale and purchase of the Acquired Assets.   Except as
otherwise provided in this Agreement, each of the parties hereto shall each bear its respective accounting, legal and other expenses incurred in connection with the transactions contemplated by this Agreement.

           7.2  Maintenance of Books and Records.   The  Seller Parties, on
the one hand, and Buyer and Parent, on the other hand, shall cooperate fully with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating in any manner to the Acquired Assets or the Assumed Liabilities or the conduct of the Business (whether in the possession of the Seller Parties or Buyer or Parent). No files, books or records existing at the Closing Date and relating in any manner to the Acquired Assets or the conduct of the Business shall be destroyed by any party for a period of six years after the Closing Date without giving the other party at least 30 days prior written notice, during which time such other party shall have the right (subject to the provisions hereof) to examine and to remove any such files, books and records prior to their destruction. The access to files, books and records contemplated by this
Section 7.2 shall be during normal business hours and upon not less than two (2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

          7.3 Survival.

               7.3.1      Subject  to  this Section 7.3,  Section  7.4.2(g)  and
Section 7.4.2(j), all representations, warranties, covenants and agreements contained in this Agreement or the Transaction Documents shall survive (and not be affected in any respect by) the Closing, any investigation conducted by any party hereto and any information which any party may receive. Notwithstanding the foregoing,

                    (a)  the covenants contained in Sections 5.1, 5.3, 5.4, 5.5,
5.8.2 through 5.8.6 and 5.21 and the related indemnity obligations contained  in
Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

                    (b) the covenants contained in Section 5.2 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

                   (c)  the representations and warranties contained in Sections
3.12 and 3.16 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought following the expiration of the applicable statute of limitations (or extensions or waivers thereof);

                    (d)  the representations and warranties contained in Section
3.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

                    (e)  the representations and warranties contained in Section
3.10 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the tenth anniversary of the Closing Date;

                     (f)   the  representations  and  warranties  contained   in
Section  3.7  and  3.17  and  the  related indemnity  obligations  contained  in
Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the fifth anniversary of the Closing Date;

                   (g) the representations and warranties contained in Sections 3.3, 3.5, 3.6, 3.8, 3.9 and 3.25 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

                    (h)  the representations and warranties contained in Section
3.11 and the certificate delivered pursuant to Section 6.1.7(c) and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date;

                    (i)  the representations and warranties contained in Section
4.2 and the related indemnity obligations contained in Section 7.4 shall survive for an unlimited period of time;

                   (j)  the representations and warranties contained in Sections
4.3 and 4.4 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the third anniversary of the Closing Date;

                    (k)  the representations and warranties contained in Section
4.5 and the related indemnity obligations contained in Section 7.4 shall terminate on, and no action or claim with respect thereto may be brought after, the Closing Date; and

                    (l) all other representations and warranties contained in this Agreement and the related indemnity obligations contained in Section 7.4 shall terminate on and no further action or claim with respect thereto may be brought after, the second anniversary of the Closing Date;

                    (m) such representations and warranties specified in the foregoing clauses (c) through (k), and the covenants contained in Section 5.1, 5.2, 5.3, 5.4, 5.5, 5.8.2 through 5.8.6 and 5.21 and the liability of any party with respect thereto, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which such party has been given written notice setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims prior to the relevant anniversary of the Closing Date or the 30th day after the expiration of the applicable statute of limitations (or extensions or waivers thereof), as the case may be.

If any claim for indemnification is asserted or could be asserted with respect to a breach or asserted breach of Section 3.17 (Undisclosed Liabilities) and the Buyer or Parent is also entitled to indemnification in respect of that claim for breach or asserted breach of any other representation or warranty in this Agreement for which there is a shorter survival period, such shorter period will apply to such claim except to the extent that such claim is a product liability, toxic tort or similar claim (as described in Section 2.3.3(a)) brought by a private party litigant.

               7.3.2 No claim for indemnity under Section 7.4 shall be brought or made by Buyer or Parent pursuant to Sections 7.4.1(a)(B) or 7.4.1(a)(C):

                   (a) after the tenth anniversary of the Closing Date, for any action or claim with respect to the On-site Conditions;

                    (b) after the twentieth anniversary of the Closing Date, with respect to the presence of Hazardous Substances at any locations other than the Real Estate; and

                   (c) after the fifth anniversary of the Closing Date, for any action or claim with respect to any other Retained Liability;

provided, however, that the foregoing time limitations shall not apply to any such claims which have been the subject of a written notice from Parent and/or Buyer to the Seller Parties prior to such period setting forth the facts upon which the claim for indemnification is based and, if possible, a reasonable estimate of the amount of the claims; and, provided, further, that the foregoing time limitations shall also not apply to any such claims:
Paragraphs (u) through (z) are typed as text.
                   (u)  with respect to Taxes;

                    (v) with respect to any liability of the types that appear as "Current Liabilities" (other than "Other") on the Financial Statements of Seller (other than the Assumed Indebtedness);

                    (w) not exclusively related to the Acquired Assets or not exclusively related to the Business; and

                    (x)   with  respect  to  any  of the  matters  discussed  in
Section 3.16 hereof.

           7.4 Indemnification. Seller, PEI, Parent and Buyer agree as follows:

              7.4.1     General Indemnification Obligations.

                   (a) Seller and PEI shall, indemnify Buyer and its directors, officers and other Affiliates (including Parent) and hold Buyer and such other parties harmless from and against any and all Damages arising out of or resulting from (A) any breach of any representation, warranty, covenant or agreement made by the Seller Parties in this Agreement or in any document or certificate required to be furnished to Buyer by any of the Seller Parties pursuant to this Agreement (including the Transaction Documents); (B) subject to
Section  7.3.2,  any  Excluded Assets or Retained Liabilities;  (C)  subject  to
Section 7.3.2 the ownership, operation or use of any of the businesses or assets of the Seller Parties or their Affiliates other than the Business whether before, on or after the Closing Date; and (D) the failure of Seller to obtain subdivision approvals for the transfer of the Real Estate from all applicable Authorities.

                    (b) Buyer and Parent shall indemnify Seller, PEI and their directors, officers and other Affiliates and hold Seller and such other parties harmless from and against any and all Damages arising out of or resulting from
(A) any breach of any representation, warranty, covenant or agreement made by Parent or Buyer in this Agreement or in any document or certificate required to be furnished to Seller by Parent or Buyer pursuant to this Agreement (including the Transaction Documents); (B) any Assumed Liabilities after the Closing Date;
(C) the ownership, operation or use of the Business after the Closing Date (except to the extent resulting from Retained Liabilities or to the extent resulting from breaches by the Seller Parties of representations, warranties, covenants or agreements hereunder or in the other Transaction Documents); and
(D)  any  claim  by a Transferred Employee or a Former Employee referred  to  on
Schedule 5.12 or the Beneficiary of any such employee or former employee for post-retirement health care or life insurance benefits "incurred" (within the meaning of Section 5.9.4) after the Closing.

                   (c) For purposes of this Agreement, "Damages" shall mean any and all losses, liabilities, obligations, damages (including any governmental penalty or punitive damages assessed or asserted against the party seeking indemnification and including costs of investigation, clean-up and remediation), deficiencies, interest, costs and expenses and any claims, actions, demands, causes of action, judgments, costs and reasonable expenses (including reasonable attorneys' fees and all other reasonable expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened, incident to the successful enforcement of this Agreement). For purposes of determining any breach of, and calculating the amount of Damages incurred by the Indemnified Party arising out of or resulting from, any breach of a representation, covenant or agreement by any party hereto, the references to a "Material Adverse Effect" or materiality (or other correlative terms) shall be disregarded. Notwithstanding the foregoing, Damages shall not include the loss of profits of the party seeking indemnification, or punitive damages unless the party seeking indemnification has had punitive damages assessed or asserted against it.

              7.4.2     General Indemnification Procedures.

                    (a)   A  party  seeking  indemnification  pursuant  to  this
Section 7.4 (an "Indemnified Party") shall give prompt written notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, the incurrence of any Damages, or the commencement of any action, suit or proceeding, of which it has knowledge and in respect of which indemnity may be sought hereunder, and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but failure to give such required notice shall relieve the Indemnifying Party of any liability hereunder only to the extent that the Indemnifying Party has suffered actual prejudice thereby. The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party after receipt of notice from the Indemnified Party of the commencement of or assertion of any claim or action, suit or proceeding by a third party in respect of which indemnity may be sought hereunder (a "Third Party Claim"), to assume the defense of such Third Party Claim which involves (and continues to involve) solely monetary damages; provided, that (A) the Indemnifying Party expressly agrees in such notice that, as between the Indemnifying Party and the Indemnified Party, solely the Indemnifying Party shall be obligated to satisfy and discharge the Third Party Claim, (B) such Third Party Claim does not include a request or demand for injunctive or other equitable relief by an Authority and (C) the Indemnifying Party makes reasonably adequate provision to assure the Indemnified Party of the ability of the Indemnifying Party to satisfy the full amount of any adverse monetary judgment that is reasonably likely to result. The Indemnifying Party shall be deemed to have satisfied the condition set forth in clause (C) of the proceeding sentence if it is a regulated utility.

                   (b) Neither the Indemnified Party nor the Indemnifying Party shall settle any Third Party Claim without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

                    (c) The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to participate in (but not control), at its own expense, the defense of any Third Party Claim which the other party is defending as provided in this Agreement.

                    (d) Amounts paid in respect of indemnification obligations of the parties shall be treated as an adjustment to the Purchase Price.

                    (e) Subject to Section 7.4.2(f), neither Parent nor Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages incurred unless the aggregate amount of Damages incurred by Parent or Buyer (or the other Persons for which they can claim indemnification) exceeds $3,000,000 in the aggregate (the "Threshold Amount"), in which case Seller and PEI shall then be liable for Damages in excess of the Threshold Amount. Subject to Section 7.4.2(f), the cumulative aggregate indemnity obligation of PEI and Seller under this Section 7.4 shall not exceed $40,000,000 (the "Ceiling) and the cumulative aggregate indemnity obligation of PEI and Seller under Section 7.4.1(a)(D) shall not exceed $1,000,000.

                    (f) Notwithstanding the foregoing, the parties acknowledge that Parent or Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages in respect of intentional and wilful breaches of covenants or agreements in this Agreement or any of the Retained Liabilities other than the Specified Liabilities irrespective of the Threshold Amount or the Ceiling, and that Parent or Buyer (and the other Persons for which they can claim indemnity hereunder) shall be entitled to indemnification for Damages pursuant to Section 7.4.1(a)(D) irrespective of the Threshold Amount (it being understood that the failure to cure a breach shall not, by itself, be an intentional and wilful breach). As used herein, the "Specified Liabilities" shall mean the Retained Liabilities arising from claims made after the Closing Date which (i) do not relate to matters within the scope of clauses (u), (v), (w) and (x) of Section 7.3.2; (ii) were unknown, after due inquiry, on or prior to Closing to any officer, any accounting supervisor or any manager of a water system of Seller or PEI; (iii) relate exclusively to the Acquired Assets or the Business prior to the Closing Date; and (iv) are not within the scope of coverage or policy limits (without giving effect to any deductible or retention) of the insurance policies of Seller or PEI. Notwithstanding anything to the contrary in this Section 7.4, Parent or Buyer (or the other Persons for which they can claim indemnification) shall be entitled to indemnification for Damages in respect of a breach of
Section 3.2, 3.12 or 3.16 irrespective of the Threshold Amount or the Ceiling.

                   (g) Except to the extent provided in the Operating Easement, the rights and remedies of PEI, Seller, Parent and Buyer under this Section 7.4 are exclusive and in lieu of any and all other rights and remedies which PEI, Seller, Parent and Buyer may have under this Agreement or otherwise for monetary relief with respect to (x) the inaccuracy of any representation, warranty, certification or other statement made (or deemed made) by PEI, Seller, Parent or Buyer in or pursuant to this Agreement or any of the Transaction Documents or
(y) any breach or failure to perform any covenant or agreements set forth in this Agreement or any of the Transaction Documents.

                   (h) Except to the extent provided in Section 7.4.2(j) below, no right to indemnification under this Section 7.4 shall be limited by reason of any investigation or audit conducted before or after the Closing of any party hereto including, without limitation, the Survey and the adjustment thereof referred to in Section 5.14 hereof, or the knowledge of such party of any breach of any representation, warranty, agreement or covenant by the other party at any time, or the decision by such party to complete the Closing.

                   (i) No party shall have any liability to another party under this Section 7.4 for Damages to the extent that:

                         (A)  the  Indemnified Party recovers insurance proceeds
covering the Damages; or

                         (B)  the  Indemnified Party's Tax liability is actually
reduced as a result of a tax benefit to which the Indemnified Party becomes entitled in respect of the Damages;

                    (j) Seller and PEI shall have no liability or obligation under this Section 7.4 for any Damages resulting from the inaccuracy or breach of any representation or warranty if such inaccuracy or breach is disclosed by Seller or PEI pursuant to and in accordance with Sections 5.3 and 8.4 hereof;

                   (k) Buyer agrees that (i) if it receives payment from Seller or PEI for Damages arising under or pursuant to a breach of the representation and warranty set forth in Section 3.10, and (ii) if Buyer has obtained title insurance which may cover the claim or matter giving rise to such Damages, then
(iii) Buyer will make a claim under the title insurance if such claim can be made in good faith. Buyer shall be under no obligation to obtain title insurance or prosecute such claim (other than the initial filing of such claim).

                    (l) If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment with respect to the Damages for which it received such indemnity payment (including insurance proceeds pursuant to Section 7.4.2(i)(A) and a tax benefit pursuant to Section 7.4.2(i)(B)) (the "Recovery"), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its
Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment;

                    (m)   In  the event of any indemnification claim under  this
Section 7.4 involving the claim of any third party, the Indemnified Party shall cooperate fully (and shall cause its Affiliates to cooperate fully) with the Indemnifying Party in the defense of any such claim under this Section 7.4. Without limiting the generality of the foregoing, the Indemnified Party shall furnish the Indemnifying Party with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the Indemnifying Party for the purpose of defending against any such claim. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

           7.5  UCC Matters.  From and after the  Closing  Date,
Seller will promptly refer all inquiries with respect to ownership of the Acquired Assets or the Business to Buyer. In addition, Seller will execute such documents and financing statements as Buyer may reasonably request from time to time to evidence transfer of the Acquired Assets to Buyer in accordance with this Agreement, including any necessary assignment of financing statements.

           7.6 Financial  Statements.   Seller,  at Buyer's  expense,
shall provide Buyer, within 90 days after Buyer's written request therefor, with the following audited financial statements: (i) a statement of net assets of the Business as of the end of the last fiscal year prior to Closing and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business for the last fiscal year prior to Closing including opinions thereon of independent public accountants and the following unaudited financial statements (i) a statement of net assets of the Business as of the end of the last fiscal quarter prior to Closing and (ii) a statement of income of the Business and a statement of cash flows or its equivalent of the Business, for the period from the end of the last fiscal year through the end of the last fiscal quarter prior to Closing in connection with the preparation and filing of any registration statement or periodic report of Buyer or its Affiliates pursuant to such laws.

           7.7 Collection of Receivables. Seller agrees that it shall promptly (and in any event no later than five (5) Business Days following receipt) deliver all such payments with respect to accounts receivable from customers of the Business received on and after the Closing Date (including but not limited to negotiable instruments tendered in payment of accounts receivable assigned to Buyer hereunder which shall be duly endorsed by Seller to the order of Buyer) to Buyer. Seller shall cooperate with Buyer in coordinating the transfer of collection agents and customers of the Business who pay their bills through the Automated Clearinghouse (ACH) process to Buyer.



                           ARTICLE 8

                         MISCELLANEOUS

           8.1 Construction.  Parent, Buyer and the Seller Parties
have participated jointly in the negotiation and drafting of this Agreement and the Transaction Documents. In the event any ambiguity or question of intent or interpretation arises, this Agreement and the Transaction Documents shall be construed as if drafted jointly by Parent, Buyer and the Seller Parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" in this Agreement shall mean including without limitation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules and Exhibits hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Exhibit and Schedule references are to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified. The word "or" shall not be exclusive. Provisions of this Agreement shall apply, when appropriate, to successive events and transactions. Section references refer to this Agreement unless otherwise specified.

           8.2 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy, by registered or certified mail (return receipt requested) with postage and registration or certification fees thereon prepaid, or by any nationally recognized overnight courier addressed to the party at its address set forth below:

              If to Buyer:

              Pennsylvania-American Water Company
              c/o American Water Works Company
              1025 Laurel Oak Road
              P.O. Box 1770
              Voorhees, New Jersey  08043
              Fax:  (609) 346-8229
              Attention:  Counsel

              with a copy to:

              Dechert Price & Rhoads
              4000 Bell Atlantic Tower
              1717 Arch Street
              Philadelphia, PA  19103-2793
              Fax:  (215) 994-2222
              Attention:  George W. Patrick, Esq.

              If to Seller or PEI:

              Pennsylvania Enterprises, Inc.
              Wilkes-Barre Center
              39 Public Square
              Wilkes-Barre, PA  18711-0601
              Attention:  President
              Fax:

              with a copy to:

              Hughes Hubbard & Reed
              One Battery Park Plaza
              New York, NY  10004
              Attention:  Garett J. Albert, Esq.
              Fax:  (212) 422-4726


           8.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

           8.4  Exhibits and Schedules.  All  Exhibits and  Disclosure
Schedules  annexed hereto or  referred  to  herein  are  hereby incorporated in and made a part of this Agreement as if set forth in full herein. Disclosure of any fact or item in any Schedule referenced by a particular paragraph or Section in this Agreement shall, should the existence of the fact or item or its contents be clearly related to any other paragraph or section, be deemed to be disclosed with respect to that other paragraph or section.

           8.5  Governing Law.  This Agreement shall be governed
by   and  construed  in  accordance  with  the  laws  of  the  Commonwealth   of
Pennsylvania, without giving effect to the conflicts of laws principles thereof.

           8.6  Consent to Jurisdiction.  Each of  the Seller   Parties,
Parent  and  Buyer  irrevocably  submits  to  the   exclusive
jurisdiction of (a) the Court of Common Pleas situated in any county in the Commonwealth of Pennsylvania, and (b) any United States District Court situated in the Commonwealth of Pennsylvania, for purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in such courts). Each of the Seller Parties, Parent and Buyer further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 8.2 shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction as set forth in the immediately preceding sentence. Each of the Seller Parties, Parent and Buyer irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the Court of Common Pleas situated in any county in the Commonwealth of Pennsylvania, or (b) any United States District Court situated in the Commonwealth of Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

           8.7 Severability. The parties agree that (a) the provisions of this Agreement shall be severable in the event that any provision hereof is held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (b) such invalid, void or otherwise unenforceable provision shall be automatically replaced by another provision which is as similar as possible in terms to such invalid, void or otherwise unenforceable provision but which is valid and enforceable and (c) the remaining provisions shall remain enforceable to the fullest extent permitted by law.

           8.8 No Third Party Beneficiaries. Nothing herein expressed or implied is intended or should be construed to confer upon or give to any Person other than the parties hereto and their successors and permitted assigns any rights or remedies under or by reason of this Agreement.

           8.9  Entire Agreement.  This Agreement, together with the
Schedules and Exhibits hereto and the other Transaction Documents, the Confidentiality Agreement dated March 23, 1995 between PEI and Parent, and the Standstill Agreement dated the date hereof between PEI and Parent, constitute the entire understanding of the parties with respect to the subject matter hereof, supersede any prior agreements or understandings, written or oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any Person other than the parties hereto any benefit, right or remedy.

           8.10 Amendment and Waiver. The parties may, by mutual agreement, amend this Agreement in any respect, and any party, as to such party, may (i) extend the time for the performance of any of the obligations of the other party; (ii) waive any inaccuracies in representations and warranties by the other party; (iii) waive compliance by the other party with any of the covenants or agreements contained herein and performance of any obligations by the other party; and (iv) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party providing such waiver or extension, as the case may be. The waiver by any party hereto of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar.

          8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

          8.12  Headings.  The headings preceding the text of the
sections  and  subsections  hereof  are  inserted  solely  for  convenience   of
reference, and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

          8.13 Definitions. For purposes of this Agreement, "to the best of the knowledge of the Seller Parties" shall mean the actual knowledge possessed by any of the directors of the Seller Parties or the following officers or employees of Seller: Chairman, President, Vice President-Finance, Vice President-Human Resources and Customer Services, Vice President-Water Resources, [Director of Field Operations], Vice President-Administration and Secretary, Controller and water treatment plant managers.

          8.14  No Implied  Representation. NOTWITHSTANDING ANYTHING
CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT  INTENT OF  EACH  PARTY
HERETO  THAT  NEITHER OF THE  SELLER  PARTIES  ARE  MAKING  ANY
REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT, ANY SCHEDULE HERETO, THE TRANSACTION DOCUMENTS, OR ANY DOCUMENT, EXHIBIT, CERTIFICATE, INSTRUMENT OR STATEMENT TO BE DELIVERED HEREUNDER OR THEREUNDER INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE AS TO ANY OF THE ACQUIRED ASSETS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS CONTAINED OR REFERRED TO IN THE SCHEDULES AND ANY COST ESTIMATES, PROJECTIONS OR PREDICTIONS OR ANY OTHER INFORMATION CONTAINED OR REFERRED TO IN OTHER MATERIALS THAT HAVE BEEN OR SHALL HEREINAFTER BE PROVIDED TO PARENT, BUYER OR ANY OF THEIR AFFILIATES, AGENTS OR REPRESENTATIVES ARE NOT AND SHALL NOT BE DEEMED TO BE REPRESENTATIONS OR WARRANTIES OF ANY OF THE SELLER PARTIES.

           8.15 Construction of Certain Provisions. It is understood and agreed that neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in the Schedules or Exhibits is intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material, and none of the parties shall use the fact of the setting of such amounts or the fact of any inclusion of any such item in the Schedules or Exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter is or is not material for purposes hereof.

          8.16 Bulk Sales. Buyer agrees that it shall not make any filings under the Pennsylvania tax bulk sales provisions with respect to the transactions contemplated by this Agreement.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first written above.

                    PENNSYLVANIA ENTERPRISES, INC.


                    By:_________________________________________________
                     Name:  Dean T. Casaday
                     Title:  President

                    PENNSYLVANIA GAS AND WATER COMPANY


                    By:________________________________________________
                     Name:  Dean T. Casaday
                     Title:  President

                    AMERICAN WATER WORKS COMPANY, INC.


                    By:_______________________________________________
                     Name:  George W. Johnstone
                     Title:  President and Chief Executive Officer

                    PENNSYLVANIA-AMERICAN WATER COMPANY


                    By:________________________________________________
                     Name:  Robert M. Ross
                         Title:  President